UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PATTERSON-UTI ENERGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

May 17, 2017

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 29, 2017, at 10:00 a.m., Central Time, via a live webcast at www.virtualshareholdermeeting.com/PTEN. You may attend the meeting via the Internet and vote during the meeting. This format enables us to use technology to open the annual meeting to stockholders everywhere and improve our communications with them. Details regarding how to participate in the annual meeting via webcast and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting sustainability. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of our proxy materials. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important to us. Whether or not you plan to participate in the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

Thank you for your support.

Sincerely,

Mark S. Siegel Chairman of the Board	William Andrew Hendricks, Jr. President and Chief Executive Officer

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 29, 2017

The 2017 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, June 29, 2017, at 10:00 a.m., Central Time, via a live webcast at www.virtualshareholdermeeting.com/PTEN (the “Meeting”), for the following purposes:

•

to elect seven directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	to approve an amendment and restatement of Patterson-UTI’s 2014 Long-Term Incentive Plan;
•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2017;
•	to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers;
•	to hold an advisory vote on the frequency of future advisory votes on executive compensation; and
•	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

You may attend the Meeting via the Internet and vote during the Meeting. To participate in the online Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompany your proxy materials. Online check-in will begin at 9:45 a.m. Central Time. Please allow ample time for the online check-in procedures.

Stockholders of record at the close of business on May 1, 2017 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to participate in the Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER
Senior Vice President, General Counsel and Secretary
May 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 29, 2017

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 29, 2017

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), has made this proxy statement and its 2016 annual report available to you on the Internet or, upon your request has delivered printed versions of these materials to you by mail beginning on or about May 18, 2017. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2017 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, June 29, 2017, at 10:00 a.m., Central Time, via a live webcast at www.virtualshareholdermeeting.com/PTEN, or at any adjournment or postponement thereof. You may attend the Meeting via the Internet and vote during the Meeting.

The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about May 18, 2017.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials on the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials on the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support sustainability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate such election.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without participating in the Meeting in person.

If you are a stockholder of record, you may vote by using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by completing, dating, signing and returning your proxy card by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;
•	“FOR” the approval of the amendment and restatement of Patterson-UTI’s 2014 Long-Term Incentive Plan;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2017;
•	“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers;
•	“ONE YEAR”, to approve, on an advisory basis, a future advisory vote to be held every year on executive compensation; and
•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted using the Internet or telephone, in time to be counted for the Meeting;
•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or
•	participating in the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. We have retained Georgeson LLC, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, for a fee of approximately $8,500 and the reimbursement of out of pocket costs and expenses, to assist in the solicitation of proxies on behalf of the Board. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may also solicit proxies on behalf of the Board by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI will pay all costs associated with this solicitation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on May 1, 2017 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on May 1, 2017, there were 211,973,554 shares of Common Stock issued and outstanding. Holders of record of Common Stock on May 1, 2017 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available at the Meeting and during regular business hours at the offices of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 for the ten day period prior to the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on May 1, 2017 will constitute a quorum. The shares held by each stockholder who participates in the Meeting in person, signs and timely returns the form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” will be considered present at the Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm is generally considered a routine matter, whereas the election of directors, the approval of an amendment and restatement of Patterson-UTI’s 2014 Long-Term Incentive Plan, the advisory approval of executive compensation and the advisory vote on the frequency of such future advisory approvals are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Under Delaware law and Patterson-UTI’s bylaws, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting at which a quorum is present is required for the election of directors.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,
•	withhold authority to vote for one or more of the nominees, or
•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.    Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept the nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

Because directors are elected by a plurality vote, shares as to which a stockholder withholds authority to vote and broker non-votes will not affect the outcome of the election. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast with respect to the election of directors. This will have the effect of reducing the absolute number of votes cast for the election of directors.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of, and nominees for election to, Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member or nominee that were identified by the Nominating and Corporate Governance Committee when such member was nominated to serve on the Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors, except for Kenneth N. Berns, who is not standing for re-election. The Nominating and Corporate Governance Committee has selected Mr. Hendricks as a nominee for election to the Patterson-UTI Board of Directors.  There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Name	Age	Position
Mark S. Siegel	66	Chairman of the Board and Director
William A. Hendricks, Jr.	52	President and Chief Executive Officer (and Director nominee)
Kenneth N. Berns	57	Executive Vice President - Chief Commercial Officer and Director (not standing for re-election)
Charles O. Buckner	72	Director
Michael W. Conlon	70	Director
Curtis W. Huff	59	Director
Terry H. Hunt	69	Director
Tiffany J. Thom	44	Director

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

With regard to Mr. Siegel, the Board of Directors considered his broad business and legal experience, as well as his expertise with respect to Patterson-UTI’s business. In addition, the Board considered Mr. Siegel’s demonstrated leadership for more than 20 years in the aggregate of Patterson-UTI and one of its predecessor companies, UTI Energy Corp. (“UTI”). In addition, the Board considered Mr. Siegel’s prior leadership experience in other public companies and in the oil services industry, and in numerous other businesses and industries. Mr. Siegel also brings substantial experience and expertise in mergers and acquisitions, capital structure transactions, strategic planning, and board and business management. Mr. Siegel’s broad and deep experience and expertise allows him to provide Patterson-UTI with valuable leadership in all areas of its business endeavors.

With regard to Mr. Hendricks, the Board of Directors considered his more than 30 years of combined operational and managerial experience in the oil and gas industry.  In addition, the Board noted his nearly five years of service as Patterson-UTI’s President and Chief Executive Officer and nearly ten years of service in numerous executive positions with Schlumberger Limited, a global provider of oilfield services, including nearly two years as President of Schlumberger Drilling & Measurements.  The Board further considered Mr. Hendricks’ significant experience with evaluating the drivers for macro trends in the oil and gas industry, as well as managing the cyclical nature of the oil and gas service business, which allows Mr. Hendricks to provide valuable input into the development and implementation of Patterson-UTI’s corporate strategy.  In addition, the Board noted that Mr. Hendricks’ operational experience brings valuable knowledge to the oversight of achieving safe and efficient operations. The Board also considered Mr. Hendricks’ significant experience working in numerous worldwide locations, which allows him to provide valuable counsel regarding possible expansion into markets outside of North America.

With regard to Mr. Berns, the Board of Directors considered his more than 30 years of financial, mergers and acquisitions and transactional experience, including more than 20 years in the oil and gas industry. This experience and background provides perspective on the cyclical nature of the oil and gas industry and allows Mr. Berns to provide valuable direction with respect to Patterson-UTI’s financial affairs, corporate transactions and strategic decisions. Mr. Berns is not standing for re-election to the Board of Directors, although he will continue to serve as the Company’s Executive Vice President – Chief Commercial Officer.

With regard to Mr. Buckner, the Board of Directors considered his service as a director of oil and gas companies, as well as his experience, expertise and background with regard to accounting matters, which includes his role as the former chairman of Ernst & Young LLP’s U.S. energy practice.

With regard to Mr. Conlon, the Board of Directors considered his more than 40 years of experience handling corporate, securities and mergers and acquisition matters as a lawyer with an international law firm, as well as his service in a number of management roles throughout his tenure at the firm. The Board noted Mr. Conlon’s experience in representing numerous public companies, including Patterson-UTI, and other energy services companies, allows him to provide valuable insight on legal, governance and regulatory issues facing Patterson-UTI.

With regard to Mr. Huff, the Board of Directors considered his background as an executive of publicly traded oilfield services companies and as an owner and manager of a private investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

With regard to Mr. Hunt, the Board of Directors considered his more than 25 years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction. This experience and background provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

With regard to Ms. Thom, the Board of Directors considered her more than 20 years of operational and financial experience in the energy industry. The Board noted her service in various operational roles, including as a reservoir engineer for a major oil and gas exploration and production company. The Board also noted Ms. Thom’s prior executive management experience, including most recently as executive vice president and chief financial officer of a publicly traded independent oil and gas exploration and production company, which allows her to provide Patterson-UTI with valuable insight on financial and strategic matters.

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law.

William Andrew Hendricks, Jr. — Mr. Hendricks is a nominee for election to the Patterson-UTI Board of Directors. Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. From May 2010 through March 2012, Mr. Hendricks served as President of Schlumberger Drilling & Measurements, a division of Schlumberger. Prior to that date, Mr. Hendricks worked for Schlumberger in various worldwide locations and capacities since 1988, including serving in numerous executive positions since 2003. Mr. Hendricks holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

Kenneth N. Berns — Mr. Berns has served as Executive Vice President – Chief Commercial Officer of Patterson-UTI since May 2017 and as a director of Patterson-UTI since May 2001. Mr. Berns served as Senior Vice President of Patterson-UTI from April 2003 to May 2017. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelor’s Degree in Business Administration from San Diego State University and a Master’s Degree in Taxation from Golden Gate University.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s U.S. energy practice. Mr. Buckner has served as a director for KLR Energy Acquisition Corp., a blank check company formed to source, acquire and, after its initial business combination, build an oil and gas exploration and production business (“KLR Energy”), since March 2016. Mr. Buckner served as a director of Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico from 2009 to 2014, Global Industries, Ltd., a marine construction services company with global operations from 2010 to 2011, Gateway Energy Corporation, a publicly held oil and gas pipeline company from 2008 to 2010, Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Michael W. Conlon — Mr. Conlon has served as a director of Patterson-UTI since September 2012. Mr. Conlon retired as a partner of the law firm, Norton Rose Fulbright US LLP, in January 2012 after 40 years with the firm. Mr. Conlon specialized in corporate, securities and merger and acquisition matters. Mr. Conlon was partner-in-charge of the firm’s Houston office from 2007 to 2011, was co-partner-in-charge from 2001 to 2007 and partner-in-charge of its Washington, D.C. office from 1992 to 1998. Mr. Conlon currently is an Advisory Director to Tailored Brands, Inc., a specialty retailer of men’s apparel and international supplier of corporatewear, and an NYSE listed company. Mr. Conlon holds a Bachelor of Arts degree in Economics from Catholic University of America, where he graduated magna cum laude and as a member of Phi Beta Kappa, and a Juris Doctorate from the Duke University School of Law, where he graduated as a member of the Order of the Coif.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is owner and Chairman of Freebird Partners, a private investment firm created in 2002 that is focused on oilfield service companies and technology. Mr. Huff was Managing Director of Intervale Capital, an oilfield service private equity firm that Mr. Huff co-founded in 2006, and he was a senior advisor to that firm from 2012 to February 2015. Mr. Huff also serves as Chairman of Impact Fluid Solutions LP, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Norton Rose Fulbright US LLP where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law. Mr. Huff is a Vice Chairman of the Board of Directors of the University of St. Thomas in Houston, Texas, and a member of the board of directors of the Houston Food Bank.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant and retired senior natural gas and electric utility executive. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

Tiffany J. Thom — Ms. Thom has served as a director of Patterson-UTI since August 2014. Ms. Thom has served as the Chief Financial Officer of KLR Energy since January 2015. Ms. Thom served as a director of Yates Petroleum Corporation, a privately owned, independent oil and gas exploration and production company, from October 2015 to October 2016. Ms. Thom served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Ms. Thom began her career with EPL as a Senior Asset Management Engineer, a position she held until she was appointed Director of Corporate Reserves in September 2001. Ms. Thom was named EPL’s Director of Investor Relations in April 2006 and Vice President, Treasurer and Investor Relations in July 2008. In July 2009, Ms. Thom was designated as EPL’s Principal Financial Officer and, in September 2009, she was appointed Senior Vice President. Ms. Thom has more than 20 years of energy industry experience and prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Thom holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

Board Leadership Structure, Lead Director and Board Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO.

The Board also believes part of an effective Board leadership structure is to have a lead independent director, the “Lead Director.” The Board has appointed Mr. Huff as the Lead Director. The independent directors meet regularly in executive sessions at which only independent directors are present, and the Lead Director chairs those sessions. The Lead Director serves as a liaison between the Chairman and the independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman and the appointment of an independent Lead Director, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership. The Nominating and Corporate Governance Committee and the Board have also considered the impact of Mr. Berns’ decision not to stand for re-election and Mr. Hendricks’ election to the Patterson-UTI Board of Directors and concluded that the Board’s leadership structure would remain appropriate.

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board and/or the Lead Director to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings of general and specific risks to Patterson-UTI.

Meetings and Committees of the Board of Directors

The Board of Directors met 10 times during the year ended December 31, 2016. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom are independent within the meaning of the Nasdaq listing standards. In reaching this conclusion, the Board considered that Patterson-UTI’s pressure pumping business has rented mobile proppant management systems from an oilfield service company in which Mr. Huff indirectly owns a less than five percent, indirect equity interest. The Board has determined that these transactions are not material to such company, Patterson-UTI or Mr. Huff and that such transactions do not affect his independence under applicable rules and regulations.

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Berns and Huff, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors. Mr. Berns will cease his service on the Executive Committee immediately prior to the Annual Meeting. If Mr. Hendricks is elected to the Board of Directors at the Annual Meeting, he will become a member of the Executive Committee.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt and Ms. Thom, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Buckner and Huff and Ms. Thom are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held six meetings during the year ended December 31, 2016. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chairman), Buckner, Conlon and Huff, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held 12 meetings during the year ended December 31, 2016. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Conlon (chairman), Buckner and Huff and Ms. Thom, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to, among other things, identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to recommend nominees for Board committees, to review Patterson-UTI’s Code of Business Conduct and Corporate Governance Guidelines, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the annual review of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held two meetings during the year ended December 31, 2016.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, nominations of persons for election to the Board may be made at a meeting of stockholders only by or at the direction of the Board or by a stockholder who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and gives timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2018 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than March 1, 2018 and not later than March 31, 2018; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 29, 2018, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•

as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,
•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,
•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long term business strategies. The Board of Directors reviews the succession plan for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession plan addresses (i) both current and long term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness: (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long term continuity planning for succession to the Chief Executive Officer position.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability

Patterson-UTI is committed to long-term sustainability with respect to the environment, our society and our long-term corporate success. A copy of Patterson-UTI’s sustainability commitment can be accessed electronically in the “Values” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All of the directors at the time of the 2016 annual meeting of stockholders attended the meeting either in person or by telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;
•	Compensation Committee Charter;
•	Nominating and Corporate Governance Committee Charter;
•	Corporate Governance Guidelines;
•	Code of Business Conduct and Ethics for its employees, officers and directors;
•	Code of Business Conduct and Ethics for Senior Financial Executives; and
•	Global Anticorruption Policy.

PROPOSAL NO. 2

APPROVAL OF THE PATTERSON-UTI ENERGY, INC.

AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN

Background

The Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”) was originally approved by Patterson-UTI’s stockholders effective as of April 17, 2014. Participation in the Company’s long-term incentive plan is broad based, with 272 employees, consultants and directors participating in 2016. Subject to the approval of our stockholders, our Board of Directors has approved the amendment and restatement of the 2014 Plan (the “Amended and Restated Plan”) to increase the number of shares available for issuance under the plan to 10,049,156 shares.

Stockholder approval of the Amended and Restated Plan is also expected to allow awards made pursuant to the Amended and Restated Plan to meet the requirements of “performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

If the Amended and Restated Plan is not approved by stockholders, the 2014 Plan will remain in effect, and we will continue to grant performance-based awards to our covered executives under section 162(m) of the Code pursuant to prior stockholder approval until our 2019 annual meeting of stockholders. As of May 16, 2017, there were 249,156 shares of common stock remaining available for grant under the 2014 Plan assuming target performance is achieved under outstanding performance units granted in 2017 and no payout is made under performance units granted in prior years. If the Amended and Restated Plan is not approved by the stockholders, we will not be able to continue our equity-based long term incentive program, and we may be required to increase significantly the cash component of our executive compensation program in order to remain competitive and adequately compensate our employees.

Best Practices

Independent Oversight. The Compensation Committee, composed solely of non-employee independent directors, will approve all grants made to employees under the Amended and Restated Plan; provided, however, that the Compensation Committee may delegate to the Board or any committee of the Board, to one or more executive officers or a committee of executive officers its duties under the Amended and Restated Plan pursuant to such conditions or limitations as the Compensation Committee may establish, except that such delegation will not extend to the authority to make awards to participants who are executive officers of Patterson-UTI.

No Repricing of Options or SARs. The Amended and Restated Plan prohibits repricing and replacement of stock options or stock appreciation rights (“SARs”) at lower prices unless approved by our stockholders.

No Discounted Options or SARs. Stock options and SARs may not be granted with an exercise price below the closing price of our common stock on the date of grant.

No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on stock options or SARs.

Limited Terms for Options and SARs. Stock options and SARs granted under the Amended and Restated Plan are limited to 10-year terms.

No “Evergreen” Provision. Shares authorized for issuance under the Amended and Restated Plan will not be replenished automatically. Any additional shares to be issued over and above the amount for which shareholder approval has been obtained in connection with this restatement.

No Tax Gross-Ups. Participants do not receive tax gross-ups under the Amended and Restated Plan.

Annual Limitation on Director Awards. No non-employee director may be granted during any calendar year awards having a fair value determined on the date of grant that, when added to other fees paid in cash for such year, exceeds $500,000.

No Dividends or Dividend Equivalents Paid on Unvested Awards. Any dividends or dividend equivalents will only be paid if the underlying shares vest pursuant to the terms of the award.

Recoupment. All awards granted under the Amended and Restated Plan will be subject to any clawback policy adopted by us.  See the description of our Clawback policy below under “Clawback”. In addition, if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial reporting requirement.

Minimum Vesting.  Subject to a 5% carve-out, all awards are subject to a minimum vesting period of one year from the date of grant, except in the case of death, disability or change of control.

Key Equity Plan Metrics

The following table shows key equity compensation metrics for the years 2014-2016 under the 2014 Plan:

Fiscal Year	Time Based Stock Options Granted	Time-Based RSAs and RSUs Granted (1)	PSUs Granted (2)	Actual PSUs Earned	Total Granted (3)	Weighted Average # of Common Shares	Burn Rate (4)
2016	969,900	963,740	185,000	-	2,897,380	146,178,000	1.98%
2015	831,000	817,700	190,600	384,000	3,234,400	145,416,000	2.22%
2014	491,750	837,400	154,000	288,750	2,744,050	144,066,000	1.90%
Average Three-Year Burn Rate (2014-2016)							2.04%

(1)	Certain RSAs are also performance based.
(2)	Reflects target number of PSUs granted in applicable fiscal year.
(3)

Total number of shares granted in a particular fiscal year includes all stock options, RSUs and PSUs for which the performance criteria was certified as attained and earned during such fiscal year.  RSAs, RSUs and PSUs count as two shares in the Total Granted amount.

(4)	PSU shares granted in the applicable fiscal year and not yet earned are excluded from the calculation of burn rate.

Description of the Amended and Restated Plan

The primary objective of the Amended and Restated Plan is to promote stockholder value by providing appropriate incentives to certain employees, consultants, advisors, officers and directors of Patterson-UTI and its subsidiaries. With respect to awards to participants other than directors, the Amended and Restated Plan is administered by the Compensation Committee of Patterson-UTI’s Board of Directors, which comprises exclusively non-employee independent directors. With respect to awards to directors, the Amended and Restated Plan is administered by the Board of Directors. The Amended and Restated Plan provides for the granting of incentive and non-incentive stock options, as well as other awards, such as tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance shares, performance units and dividend equivalents. Certain awards under the Amended and Restated Plan may be paid in cash or Common Stock, as determined by the Compensation Committee. The Compensation Committee has exclusive authority to select the participants to whom awards may be granted, and to determine the type, size and terms of each award, subject to the limitations set forth in the Amended and Restated Plan. The Compensation Committee will also make all determinations that it decides are necessary or desirable in the interpretation and administration of the Amended and Restated Plan. In addition, the Compensation Committee may, if consistent with applicable rules, regulations and Nasdaq requirements, delegate to a committee of one or more directors or to one or more executive officers the right to grant, cancel and suspend awards to employees who are not directors or executive officers of Patterson-UTI.

As of May 16, 2017, the equity awards outstanding under all equity plans, and their respective features, were as follows (1):

Options outstanding	6,077,150
Full-value awards outstanding (2)	3,666,750
Weighted-average exercise price of outstanding options	$20.34
Weighted-average remaining contractual term of outstanding options	5.25 years
Shares available for grant under the 2014 Plan	249,156

(1) No awards have been granted under the Amended and Restated Plan, and this table excludes the 9,800,000 shares requested in this proposal. In addition, the table includes 505,551 shares of Patterson-UTI common stock that could be issued pursuant to restricted stock unit awards under the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan, which was renamed the Patterson-UTI Energy, Inc. Omnibus Incentive Plan and assumed by Patterson-UTI in connection with the April 20, 2017 closing of the merger of Patterson-UTI and Seventy Seven Energy Inc. No additional awards will be made under this plan.

(2) Includes restricted stock, restricted stock units and performance units (at target).  If the Amended and Restated Plan is not approved by the stockholders, we will settle certain outstanding performance units in cash rather than common stock, as permitted by the 2014 Plan, to the extent necessary to avoid the issuance of shares in excess of the amount of available shares under the 2014 Plan.

General Terms

•

The aggregate number of shares of Common Stock authorized for grant under the Amended and Restated Plan is 18.9 million, which includes the 9.1 million shares previously authorized under the 2014 Plan. Shares that are subject to options or SARs count as one share of Common Stock against the aggregate number. Shares that are subject to awards other than options and SARS count as two shares of Common Stock against the aggregate number. The closing price of a share of Common Stock on May 16, 2017 was $21.81.

•

Generally, if an award granted under the Amended and Restated Plan or the existing equity plans of Patterson-UTI expires, is forfeited, is settled in cash or otherwise terminates without the issuance of all or a portion of the shares of Common Stock subject to the award, the shares allocable to the expired, forfeited, cash settled, or terminated portion of the award will be available for awards again under the Amended and Restated Plan. Any shares of Common Stock that again become available for grant under the Amended and Restated Plan will be added back as one share if the shares were subject to options or SARs, and as two shares if the shares were subject to awards other than options or SARs, provided that shares subject to awards originally granted under the existing equity plans will be added back as the same number of shares with respect to which the original award counted against the pool of available shares.

•

If any shares subject to an award are used to exercise options, are not issued upon the settlement of a SAR, are withheld by Patterson-UTI for income or employment taxes on exercise of an option or SAR, or purchased on the open market with the exercise price for an option, such shares will not become available for grant under the Amended and Restated Plan.

•

With respect to awards to participants other than directors, the Amended and Restated Plan is administered by the Compensation Committee of Patterson-UTI’s Board of Directors, which comprises exclusively non-employee independent directors. With respect to awards to directors, the Amended and Restated Plan is administered by the Board of Directors.

•

Directors, employees, including officers, consultants and advisors are eligible for awards under the Amended and Restated Plan. As of May 16, 2017, approximately 6,700 employees, five directors and an indeterminate number of consultants and advisors would be eligible for awards under the Amended and Restated Plan.

•

The Amended and Restated Plan provides for awards of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), tandem and freestanding SARs, restricted stock awards, other stock unit awards, performance awards and dividend equivalents.

•

The Board of Directors, at any time, may amend the terms of the Amended and Restated Plan, subject to the stockholder approval requirements of the Nasdaq Stock Market and other rules and regulations applicable to Patterson-UTI.

•

Under the Amended and Restated Plan, no participant may be granted options or SARs during any calendar year with respect to more than 1,000,000 shares of Common Stock or restricted stock, performance awards denominated in shares and/or other stock unit awards that are denominated in shares in any calendar year with respect to more than 500,000 shares. In addition to the foregoing limits, the maximum dollar value payable to any participant in with respect to performance awards denominated in cash in respect of any calendar year is $5,000,000. Any award will only be subject to one of the applicable per person limits set forth in the previous sentence. No director may be granted during any calendar year awards having a fair value determined on the date of grant that, when added to other fees paid in cash for such year, exceeds $500,000.

•

Except in connection with certain corporate transactions involving Patterson-UTI, the terms of outstanding options or SARs may not be amended to reduce the exercise price of outstanding options or SARs and outstanding options and SARs may not be cancelled in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without stockholder approval.

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Subject to the exceptions in this bullet, no award and no shares subject to other stock unit awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a domestic relations order, as determined by the Compensation Committee, and such award may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. Notwithstanding the foregoing, a participant may assign or transfer an award with the consent of the Compensation Committee (i) for charitable donations; (ii) to the participant’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of one or more of the participants or the persons referred to in clause (ii); provided that certain administrative conditions are met. Notwithstanding the foregoing, no ISOs granted under the Amended and Restated Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a participant under the Amended and Restated Plan shall be exercisable during his or her lifetime only by such participant.

•

Except with respect to 5% of the shares subject to the Amended and Restated Plan, no award may vest prior to the first anniversary of the grant date other than in the case of death, disability, retirement or change of control.

•	No awards may be granted under the Amended and Restated Plan after June 29, 2027, the tenth anniversary of the effective date of the Amended and Restated Plan.

Options

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The vesting schedule for options is set by the Compensation Committee; however, options may not fully vest sooner than one year from the date of grant for directors and three years from the date of grant for employees, except for certain limited exceptions involving substitute awards and newly hired employees (subject to the one year minimum vesting period on awards described above).

•	The term of options is set by the Compensation Committee, but may be no longer than 10 years.
•	The exercise price for options may be paid in cash, with previously acquired shares of Common Stock, or by other means approved by the Compensation Committee.
•	All options granted under the Amended and Restated Plan are granted with an exercise price equal to or greater than the fair market value of the Common Stock at the time the option is granted.

SARs

•	SARs may be granted alone or in connection with the grant of any option.
•

The vesting schedule for SARs is set by the Compensation Committee; however, SARs may not fully vest sooner than one year from the date of grant for directors and three years from the date of grant for employees, except for certain limited exceptions involving substitute awards and newly hired employees (subject to the one year minimum vesting period on awards described above).

•

SARs granted alone may be exercised at such times and be subject to such terms and conditions as the Compensation Committee may impose. SARs that are granted in tandem with options may be exercised only on the surrender of the right to purchase an equivalent number of shares under the related options and may be exercised only with respect to the shares of Common Stock for which the related options are then exercisable.

•	The term of SARs under the Amended and Restated Plan may be no longer than 10 years.
•

A SAR entitles a participant to surrender any then exercisable portion of the SAR and, if applicable, the related option, in exchange for an amount equal to the product of (1) the excess of the fair market value of a share of Common Stock on the date of surrender over the fair market value of a share of Common Stock on the date that the SAR was granted, or, if the SAR is related to an option, the per share exercise price of the option, multiplied by (2) the number of shares of Common Stock subject to the SAR and being surrendered. Payment on exercise of a SAR shall be, in the discretion of the Compensation Committee, shares of Common Stock, cash, or a combination of shares of Common Stock and cash.

•	All SARs granted under the Amended and Restated Plan are granted with an exercise price equal to or greater than the fair market value of the Common Stock at the time the SAR is granted.

Restricted Stock Awards

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The Compensation Committee determines the material terms of the restricted stock awards, including the price, if any, to be paid by the recipient, and the vesting schedule and conditions, which may include the attainment of specified performance objectives described below.

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A restricted stock award that is subject solely to continued employment restrictions of employees of Patterson-UTI may not fully vest sooner than three years from the date of grant, except for certain limited exceptions involving substitute awards and newly hired employees (subject to the one year minimum vesting period on awards described above). Notwithstanding the foregoing, five percent of the shares available for grant under the Amended and Restated Plan will not be subject to this restriction.

•

Beginning on the date of grant, a participant receiving a restricted stock award will become a stockholder of Patterson-UTI with respect to all shares of Common Stock subject to the restricted stock award, which, unless the Committee determines otherwise at the time of the grant, includes the right to vote the shares and receive dividends in respect of the shares; provided, however, that any dividends with respect to any restricted stock award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such restricted stock award.

Other Stock Units

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The Compensation Committee may grant other stock unit awards under the Amended and Restated Plan, which have a value equal to an identical number of shares of Common Stock. Other stock unit awards may also be a form of payment for other awards granted under the Amended and Restated Plan and other earned cash-based incentive compensation.

•

The payment of other stock units may be in cash, shares of Common Stock, other property, or any combination of the foregoing, and may be made in a lump sum or, in accordance with procedures established by the Compensation Committee, on a deferred basis subject to the requirements of section 409A of the Code.

•

Other stock unit awards that are subject solely to continued employment restrictions of employees of Patterson-UTI may not fully vest sooner than three years from the date of grant, except for certain limited exceptions involving substitute awards and newly hired employees (subject to the one year minimum vesting period on awards described above). Notwithstanding the foregoing, five percent of the shares available for grant under the Amended and Restated Plan will not be subject to this restriction.

Dividend Equivalent Rights

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The Compensation Committee may grant dividend equivalent rights either in connection with awards or as separate awards under the Amended and Restated Plan. Amounts payable in respect of dividend equivalent rights will not be paid until the vesting, payment, settlement or other lapse of restrictions of the award to which the dividend equivalent rights relate.

•	No award of options or SARs will have dividend equivalent rights.
•	Dividend equivalent rights on performance awards will be subject to the same performance conditions as the underlying award.

Performance Awards

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Performance awards are payable in cash, shares of Common Stock, other property, or a combination of the foregoing, and may be paid in a lump sum, in installments, or on a deferred basis in accordance with procedures established by the Compensation Committee.

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The Compensation Committee determines the material terms of the performance awards, including a performance period over which the performance goal of such award shall be measured. Performance awards are subject to the one year minimum vesting period on awards described above.

Deferrals

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The Compensation Committee may require or permit a participant to defer the receipt of cash or shares pursuant to any awards under the Amended and Restated Plan. Any deferral permitted under the Amended and Restated Plan will be administered in a manner that is intended to comply with section 409A of the Code.

Effect of Certain Transactions and Change of Control

The Compensation Committee may provide in the terms of an award under the Amended and Restated Plan that, on a change of control (as defined in the Amended and Restated Plan),

•	options and SARs outstanding on the date of the change of control immediately vest;
•

options and SARs outstanding on the date of the change of control may be cancelled and terminated without payment if the fair market value of a share of Common Stock on the date of the change of control is less than the per share exercise price of the option or SAR;

•	restrictions and deferral limitations on restricted stock lapse and the restricted stock becomes free of all restrictions and limitations and becomes fully vested;
•	all performance awards shall be considered to be earned and payable and any deferral or other restriction shall lapse and the performance awards shall be immediately settled or distributed; and
•	such other additional benefits as the Compensation Committee deems appropriate shall apply.

The Compensation Committee, in its discretion, may determine that, upon a change of control, each option and SAR shall terminate within a specified period of days after notice to the participant, or that with respect to such option or SAR each participant shall receive an amount equal to the excess of the fair market value of such share immediately prior to the occurrence of the change of control over the exercise price per share of such option or SAR. The payment may be made in one or more kinds of stock or property or a combination of stock or property. Further, in the event of changes in the capital or corporate structure of Patterson-UTI due to events such as recapitalization, stock split, merger, spin-off or similar transaction, that affect the shares of Common Stock, the Compensation Committee, in its sole discretion, may determine that it is equitable or appropriate to make adjustments or substitutions to the Amended and Restated Plan or outstanding options and awards, including to the number, class, kind and option or exercise price or securities subject to awards.

Performance Criteria

If the Compensation Committee determines that a restricted stock award, performance award or other stock unit award is to be a qualified performance-based award under section 162(m) (see “Federal Income Tax Consequences — Performance Based Compensation” below) of the Code, the lapsing of restrictions on the award and the distribution of cash, shares or other property pursuant to such award, shall be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on attaining specified levels in one or more areas, such as: net sales; revenue growth; pre-tax income before allocation of corporate overhead and bonus; earnings per share; operating income or net income; return on stockholders’ equity; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Common Stock or other publicly-traded securities of Patterson-UTI; market share; gross profits; earnings before taxes or before interest and taxes or before interest, taxes, depreciation, depletion and amortization; comparisons with various stock market indices; improvement in or attainment of expense levels or working capital levels; cash margins; safety records; and rig utilization and rig count growth. Performance goals may be measured solely by reference to Patterson-UTI’s performance or the performance of a subsidiary, division, business segment or business unit of Patterson-UTI, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies, in each case as specified by the Compensation Committee in the award. The Compensation Committee also may adjust performance goals to reflect the impact of specified events, occurrences or transactions, accounting or tax law changes or other infrequent, unusual or nonrecurring events.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and awards pursuant to the Amended and Restated Plan under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such options and awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Amended and Restated Plan, nor does it address state, local, or non-U.S. tax consequences.

ISOs.    In general, a participant will not recognize income upon the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value of the shares of Common Stock received upon the exercise of the ISO over the exercise price will increase the employee’s alternative minimum taxable income, which may cause the employee to incur the alternative minimum tax. Subject to certain exceptions for death or disability, if a participant exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NQSO, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an ISO will be treated as capital gain or loss. However, if shares acquired upon the exercise of an ISO are disposed of within two years from the date of grant or within one year after exercise (a “disqualifying disposition”), the participant generally will recognize ordinary income in the year of disposition in an amount equal to the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) less the exercise price. Any further gain (or loss) realized by the participant generally will be taxed as short- or long-term capital gain (or loss) depending on the holding period.

NQSOs, SARs, Performance Award, and Other Stock Unit Award.    A participant generally is not required to recognize income on the grant of a NQSO, a SAR, performance award or other stock unit award. Instead, ordinary income generally is required to be recognized on the date the NQSO or SAR is exercised, or in the case of performance awards or other stock unit awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award. In general, the amount of ordinary income required to be recognized is, (a) in the case of a NQSO or a SAR, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, and (b) in the case of performance awards or other stock unit awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts.

Restricted Common Stock.    Unless a participant who receives an award of restricted Common Stock makes an election under section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted Common Stock. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a section 83(b) election has not been made, any dividends received with respect to restricted Common Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a section 83(b) election within 30 days of the date of transfer of the restricted Common Stock, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

Gain or Loss on Sale or Exchange of Shares.    In general, gain or loss from the sale or exchange of shares granted or awarded under the Amended and Restated Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an ISO (a “disqualifying disposition,” see above), a participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Patterson-UTI.    To the extent that a participant recognizes ordinary income in the circumstances described above, Patterson-UTI or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under section 162(m) of the Code (see Performance Based Compensation and Parachute Payments below).

Performance Based Compensation.    In general, under section 162(m) of the Code, remuneration paid by a public corporation to its chief executive officer or any of its other top three named executive officers other than its chief financial officer, ranked by pay, is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the Amended and Restated Plan may be subject to this deduction limit. However, under section 162(m), qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under stockholder approved plans and that meet certain other requirements, is exempt from the deduction limitation. The Amended and Restated Plan has been designed so that the Compensation Committee in its discretion may grant qualifying exempt performance-based awards under the Amended and Restated Plan. However, the Compensation Committee may grant awards and compensations under the Amended and Restated Plan or otherwise that is or may become non-deductible.

Parachute Payments.    The acceleration of the exercisability or the vesting of an award upon the occurrence of a change in control may result in an “excess parachute payment” within the meaning of section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five calendar years preceding the calendar year in which the change in control occurs. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and Patterson-UTI is denied a tax deduction with respect to such excess.

Withholding.    Awards under the Amended and Restated Plan may be subject to tax withholding. Where an award results in income subject to withholding, Patterson-UTI may require the participant to remit the withholding amount to Patterson-UTI or cause shares of Common Stock to be withheld or sold in order to satisfy the tax withholding obligations.

Section 409A.    Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (i) the timing of payment, (ii) the election of deferrals and (iii) restrictions on the acceleration of payment. Failure to comply with section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% tax on the participant of the deferred amounts included in the participant’s income. Patterson-UTI intends to structure awards under the Amended and Restated Plan in a manner that is designed to be exempt from or comply with section 409A.

Awards Currently Contemplated Under the Amended and Restated Plan

Any future awards granted to employees, consultants and non-employee directors under the Amended and Restated Plan are subject to the discretion of the Compensation Committee or the Board, as applicable, and, therefore, are not determinable at this time. No awards have been granted that are contingent on the approval of the Amended and Restated Plan. The Grants of Plan-Based Awards table below sets forth information with respect to prior awards granted to our named executive officers under the 2014 Plan currently in effect. In addition, following the approval of the Amended and Restated Plan, our non-employee directors are expected to receive annual grants on January 1 consistent with the equity grants described below under “Director Compensation”.  Because future awards are at the discretion of the Compensation Committee and the Board, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well, all without the need for future stockholder approval.

The Board of Directors recommends a vote “FOR” the approval of the Amended and Restated Plan.  Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” approval of the proposal. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. Therefore, broker non-votes will have the effect of reducing the absolute number of shares necessary to approve the proposal.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2017, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be available to participate in the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm.    Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

PROPOSAL NO. 4

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

•

providing a mix of short-term compensation in the form of base salary and annual cash incentive bonuses and long-term compensation in the form of restricted stock, performance units, and, in some years, stock options, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;

•	emphasizing variable equity and cash compensation to link realized compensation to performance;
•	using a team-based compensation model for our senior executives;
•

reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies, while recognizing that Patterson-UTI’s executive compensation program has historically emphasized low comparative base compensation;

•	providing performance-based annual cash incentive bonuses designed to put a meaningful portion of total compensation at risk;

•	awarding performance units, and, in some years, stock options, whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;
•	awarding restricted stock, performance units, and, in some years, stock options that generally vest over periods of three years; and
•	establishing stock ownership guidelines.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2017 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.    Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such approval. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to vote, on an advisory basis, on whether future advisory votes on the compensation of the Named Executive Officers (“Say-on-Pay Vote”) should occur every year, every two years or every three years. Stockholders may also abstain from casting a vote on this proposal.

At our annual meeting in 2011, our stockholders overwhelmingly approved our Board of Directors’ recommendation that the Say-on-Pay Vote be held every year. Our Board of Directors adopted this policy in 2011, and we have provided our stockholders an opportunity to cast a Say-on-Pay Vote each year since then. The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that our stockholders be given the opportunity at least once every six years to cast another advisory vote on the frequency of the Say-on-Pay Vote.

After careful review and consideration, the Board of Directors, on recommendation of the Compensation Committee, has determined that an advisory vote on the compensation of the Named Executive Officers should continue to take place every year. In making its determination, the Board considered that an annual advisory vote on executive compensation will allow Patterson-UTI’s stockholders to provide their direct and timely feedback on Patterson-UTI’s compensation objectives, policies and practices.

This advisory vote on the frequency of future advisory votes on the compensation of the Named Executive Officers is non-binding on the Board. However, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will take into account the outcome of the voting when determining the frequency of such a vote. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but instead to indicate their choice among the frequency options (or to abstain).

The Board of Directors recommends a vote, on an advisory basis, for an annual (every one year) frequency of future advisory votes on executive compensation. Approval of the frequency of future advisory votes on executive compensation will be decided by the affirmative vote of a plurality of shares of the Common Stock present in person or by proxy, and entitled to vote at the Meeting. A “plurality” means that the frequency option that receives the greatest number of votes cast will be considered the preference of Patterson-UTI’s stockholders. If you do not vote against or abstain from voting, your proxy will be voted “ONE YEAR” to approve, on an advisory basis, a stockholder advisory vote every year on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of this vote.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of, or nominee for election to, the Board of Directors.

Name	Age	Position
John E. Vollmer III	61	Executive Vice President — Corporate Development, Chief Financial Officer and Treasurer
Seth D. Wexler	45	Senior Vice President, General Counsel and Secretary
James M. Holcomb	54	President — Patterson-UTI Drilling Company LLC

John E. Vollmer III — Mr. Vollmer has served as Executive Vice President – Corporate Development, Chief Financial Officer and Treasurer of Patterson-UTI since May 2017. Mr. Vollmer served as Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer of Patterson-UTI from November 2005 to May 2017 and Senior Vice President — Corporate Development from May 2001 to November 2005. Mr. Vollmer also served as Secretary of Patterson-UTI from November 2005 to February 2007. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 2001. From 1992 until 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President — Finance and Chief Financial Officer of Blockbuster Entertainment’s Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

Seth D. Wexler — Mr. Wexler has served as Senior Vice President, General Counsel and Secretary of Patterson-UTI since February 2017. Mr. Wexler served as General Counsel and Secretary of Patterson-UTI from August 2009 to February 2017. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Norton Rose Fulbright US LLP, including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

James M. Holcomb — Mr. Holcomb has served as President of Patterson-UTI Drilling Company LLC since January 2012. Mr. Holcomb came to Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company and since that time has served in numerous operational management roles, including as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 30 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) sets forth the principal compensation policies and programs of Patterson-UTI for our Named Executive Officers (“NEOs”). Except as otherwise specifically described below, the discussion in this CD&A applies to all of our NEOs.

Named Executive Officer (1)	Title
William Andrew Hendricks, Jr.	Chief Executive Officer and President
John E. Vollmer III(2)	Executive Vice President – Corporate Development, Chief Financial Officer and Treasurer
Mark S. Siegel	Executive Chairman of the Board
Kenneth N. Berns	Executive Vice President – Chief Commercial Officer
James M. Holcomb	President, Patterson-UTI Drilling Company LLC
(1)	References in this CD&A to the “top four NEOs” refer only to Messrs. Hendricks, Siegel, Vollmer and Berns. Mr. Holcomb’s compensation is addressed separately.
(2)

Mr. Vollmer notified the Company in May 2017 of his decision to retire, effective after a transition period following the employment of his successor, which Patterson-UTI expects to occur before the end of the year.

Executive Summary

The compensation program at Patterson-UTI is managed by the Compensation Committee and is designed to foster operational excellence and performance on both a long and short term basis for the benefit of Patterson-UTI and its shareholders. The Compensation Committee recently engaged in a redesign of the Patterson-UTI’s executive compensation program in recognition of the fact that Patterson-UTI has significantly changed over the past ten years and that the compensation structure that had served Patterson-UTI well in prior years no longer provided the best structure for the future growth and evolution of Patterson-UTI. This redesign further reflected the significant change in the size and complexity of Patterson-UTI following the acquisition of Seventy Seven Energy Inc. (“Seventy Seven” or “SSE”) in April 2017.

The following provides a discussion of the design and objectives of Patterson-UTI’s new executive compensation program, including the Compensation Committee’s rationale for the changes made in the program and how those changes are expected to strengthen the ties between pay and performance and align the interests of the executive management with that of our shareholders. Following the discussion of the new executive compensation program, there is a discussion of the compensation program that was in place for 2016 (the “Prior Compensation Plan”) and how it related to compensation of the NEOs in 2016.

New Executive Compensation Program

Outstanding Company Performance

Any discussion of executive compensation must start with a discussion of the company’s performance. Patterson-UTI’s performance during the past five years has been exceptional. During this period, Patterson-UTI’s total shareholder return as compared to its peer group of 18 leading oil services companies has been:

•	Above the 90th percentile (2nd best performer for the 5-year period ended December 31, 2016)
•	At the 100th percentile (top performer for the 3-year period ended December 31, 2016)
•	At the 89th percentile (3rd best performer for the 1-year ended December 31, 2016)

Patterson-UTI’s leading performance during the past five years reflects the Company becoming recognized as one of the pre-eminent oil-services companies, with leadership positions both in land drilling and pressure pumping – the two services that are the key drivers for the development of shale energy in the United States. Perhaps most noteworthy, Patterson-UTI’s strong performance during this period has included periods when oil and natural gas prices were high (with high utilization of Patterson-UTI’s assets) as well as periods with low commodity prices (along with low utilization of Patterson-UTI’s assets). In fact, this strong performance occurred during a period in which the U.S. rig count reached historic lows.

Patterson-UTI’s emergence as a premier oil services company has been driven by several key strategic decisions, which have been in place for over ten years:

•    A commitment to building long-term shareholder value;

•    Adherence to a clear strategic plan focused on growth in its core businesses -- land drilling and pressure pumping -- with a recognition that the quality of the equipment and personnel would differentiate Patterson-UTI;

•    A willingness to commit the needed capital so Patterson-UTI could provide its customers with the drilling rigs and pressure pumping equipment required for efficient and safe operations;

•    A commitment to operational excellence, with an uncompromising focus on safety;

•    A commitment to a diverse, well-trained and highly motivated workforce;

•    A commitment to a strong “fortress” balance sheet that permits the Patterson-UTI Board of Directors and management to focus on building a long-term, “built-to-last” company; and

•    The creation of a “nimble” management organization that is, able to react smartly, quickly and decisively both when opportunities arise or when challenges are presented.

In the Contract Drilling business, since 2006, Patterson-UTI has built 162 APEX ® rigs, which are a type of “high-spec” rig that are in demand in the U.S. onshore drilling market, as they allow our customers to efficiently drill wells with long, horizontal laterals and to drill multiple wells from a single pad location.

In the Pressure Pumping business, Patterson-UTI has grown its fleet significantly over the past ten years, from a fleet of 43,000 hydraulic fracturing horsepower at year-end 2006 to more than one million hydraulic fracturing horsepower at year-end 2016. Patterson-UTI has grown its pressure pumping fleet based on the fundamental shift to unconventional resource plays, such as shale formations, which require increased pressure pumping horsepower and increased overall frac intensity. Patterson-UTI has grown its pressure pumping fleet through strategic acquisitions and through the construction of new equipment. Since 2010, Patterson-UTI has acquired pressure pumping assets totaling more than 350,000 hydraulic fracturing horsepower, excluding the merger with Seventy Seven (the “SSE acquisition”). In addition to the increased horsepower, these acquisitions expanded Patterson-UTI’s geographic footprint beyond its original focus in the northeast United States. Coincident with the acquisitions, Patterson-UTI has also organically grown its pressure pumping fleet through the construction of nearly 700,000 new hydraulic fracturing horsepower.

Seventy Seven Acquisition – A New Period in Patterson-UTI’s Development

Patterson-UTI entered a new phase in its development with its acquisition of Seventy Seven, which was announced on December 12, 2016 and closed on April 20, 2017. The SSE acquisition is by far the most significant transaction for the Company since the merger of Patterson Energy and UTI Energy in 2001. The SSE acquisition added approximately 50% additional horsepower in pressure pumping, which increased Patterson-UTI’s hydraulic fracturing horsepower from approximately 1.0 million to approximately 1.5 million. The acquisition also increased Patterson-UTI’s high-spec rig fleet from approximately 165 to 200. Prior to the SSE acquisition, there were only two companies with leading positions in both land drilling and pressure pumping; with the SSE acquisition, Patterson-UTI emerged with substantially enhanced positions in both drilling and pressure pumping. Following the SSE acquisition, we believe we are among the top two land drillers and among the top five pressure pumping companies in the United States.

New Executive Compensation Program

While Patterson-UTI has changed remarkably since 2001, the compensation program for the top four NEOs had remained relatively unchanged since the Patterson-UTI merger in 2001. As noted above, the Compensation Committee engaged in a complete review of Patterson-UTI’s executive compensation program earlier this year with the objective to create a program that would be designed for Patterson-UTI as it is today and that would be the foundation for executive compensation as Patterson-UTI continues to grow and mature.

While we believe the Prior Compensation Plan served the Company well for many years through a period of significant change and success, the Compensation Committee determined, with the assistance of its independent, outside compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), that the Prior Compensation Plan no longer fit Patterson-UTI, given our growth and development, had elements that were no longer considered “best practices,” and in some cases was not delivering the desired compensation results.

Several key considerations drove the Compensation Committee’s redesign effort:

1.	Best Practices respecting Compensation.
2.	Alignment between Shareholders and Management.
3.	Alignment between Compensation and Corporate Objectives.

Highlights of the Executive Compensation Changes (as explained in detail below):

1.

Eliminating the Team-Based Matrix – The Prior Compensation Plan was based on a “team-based” matrix that allocated incentive compensation among our top four NEOs using a sharing formula. During the last several years, the roles and responsibilities within this team evolved, but the basic matrix structure was maintained. For 2017 and going forward, the Compensation Committee determined that it would eliminate the matrix and set the compensation for each executive independently. The Compensation Committee believes that this change is consistent with best practices, alignment between shareholders and the management and alignment between the compensation and corporate objectives.

2.

Adopting a New Annual Cash Bonus Plan – The new bonus plan sets a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and selected key performance indicators (“KPIs”). For 2017, 70% of the annual cash bonus will be based on reaching the budgeted annual earnings before interest, taxes, depreciation, amortization and impairment expense (“Adjusted EBITDA”) for the year, and the remaining 30% will be based on three KPIs. These KPIs are:

•	Safety: maintenance of Patterson-UTI’s leadership position in operating and safety standards;
•	Merger integration: the successful integration of Seventy Seven; and
•	Fleet upgrade: the successful and cost-effective upgrade of Patterson-UTI’s rig fleet.

The Compensation Committee believes that the new annual cash bonus program, which relies upon multiple, pre-established objectives for determining bonus compensation and is similar to the approach widely used by Patterson-UTI’s peers, is considered by compensation experts to be consistent with best practices, and incentivizes achievement of the Company’s short-term goals tied to long-term growth and success of the Company.

A key change of this new plan is that annual cash bonus payments fall within a defined range established as a percent of target opportunity. Under the Prior Compensation Plan, each of the top four NEOs received a set percentage of Adjusted EBITDA as an annual cash bonus. Although this structure was believed to be appropriate while Patterson-UTI was a smaller company and tied bonus compensation to cash generation, the annual cash bonus payments were subject to substantial fluctuation that at various times could result in misalignment between shareholders and management. The maximum cash bonus opportunity for 2017 is limited to two times the executive’s target cash opportunity.

In designing the plan, the Compensation Committee determined that annual cash bonus compensation should be focused on several, annual performance objectives and structured so that if Patterson-UTI achieves its budgeted Adjusted EBITDA, is successful in achieving its three KPIs, and continues to perform in the upper quartile relative to its peers, CEO total cash compensation will also be at a comparable percentile of the peer group.

The overall annual cash bonus plan for 2017 remains, as in prior years, subject to the requirement that at least a threshold level of 60% of the budgeted or target Adjusted EBITDA is achieved for the year. Once that threshold requirement is met, the 70% of the annual cash bonus opportunity attributable to Adjusted EBITDA will be determined based on a measurement of actual Adjusted EBITDA relative to budgeted Adjusted EBITDA, with a 50% payout for threshold achievement of 80% of budget, 100% payout for target achievement of 100% of budget and 200% maximum payout for achievement of 120% of budget or more (and linear interpolation for levels of achievement between these points). The 30% of annual cash bonus opportunity attributable to KPIs will generally be determined independently of the Adjusted EBITDA component, with achievement judged in the discretion of the Compensation Committee. If Adjusted EBITDA is achieved at a level in excess of budgeted Adjusted EBITDA, however, the maximum amount payable pursuant to the KPI portion of the bonus will also be increased, subject to the overall limitation under the 2017 annual cash bonus plan of two times target cash bonus opportunity.

The threshold, target and maximum annual cash bonuses for the NEOs for 2017 are set forth below:

Name	Threshold (1)	Target	Maximum
William Andrew Hendricks, Jr.	$437,500	$1,250,000	$2,500,000
John E. Vollmer III (2)	$—	$—	$—
Mark S. Siegel	$350,000	$1,000,000	$2,000,000
Kenneth N. Berns	$196,875	$562,500	$1,125,000
James M. Holcomb (3)	$113,925	$325,500	$651,000

(1)

Threshold is calculated based on the achievement of 80% of the Adjusted EBITDA component of the annual cash bonus opportunity, representing a 50% of target payout, with 0% achievement of the KPI component of the annual cash bonus opportunity. The actual bonus payout could be lower than this threshold amount if actual Adjusted EBITDA does not achieve the 80% level necessary for a 50% payout of the Adjusted EBITDA component of the 2017 annual bonus plan, but achievement of the KPI component of the annual cash bonus opportunity results in payment of that component of the bonus.

(2)

John E. Vollmer III notified the Company in May 2017 of his decision to retire, effective after a transition period following the employment of his successor, which Patterson-UTI expects to occur before the end of the year.  Patterson-UTI currently expects to enter into a definitive retirement arrangement with Mr. Vollmer.

(3)	The budgeted or targeted Adjusted EBITDA for Mr. Holcomb is with respect to Patterson-UTI’s contract drilling business.

3.

Changing Executive Salaries – With the changed nature of Patterson-UTI and the modifications being made to the annual cash bonus plan, the Compensation Committee determined that the prior policy of targeting below market salaries would no longer be appropriate or competitive. Accordingly, the Compensation Committee increased the NEO salaries to be more in line with competitive practice.

The following table reflects the salaries for the NEOs in 2016 and the salary increases that became effective in January 2017 for Mr. Holcomb and May 2017 for the other NEOs:

	Annual Salaries
Name	2016	May 2017
William Andrew Hendricks, Jr.	$600,000	$1,000,000
John E. Vollmer III	$350,000	$450,000
Mark S. Siegel	$350,000	$800,000
Kenneth N. Berns	$265,000	$450,000
James M. Holcomb	$325,000	$465,000

Prior to 2017, the salaries of Messrs. Siegel, Berns and Vollmer had not changed in more than 13, 10, and 9 years, respectively.

4.	Changing the Long-Term Incentive Program (“LTI program”)
a.

Using Restricted Stock and Performance Units, but Not Using Stock Options – In the past, the Compensation Committee had granted equity-based compensation to the top four NEOs in the form of restricted stock, stock options and performance units. The Compensation Committee has determined that grants under the LTI program for 2017 will include only restricted stock and performance units, with the mix based on individual assessment of each NEO’s role, responsibility and future expectations. The determination not to award stock options was based on several factors, including: (i) a much higher rate of share usage and shareholder dilution with stock options, and (ii) a decline during the last several years in the prevalence of stock options among our peers. Recognizing that most peer companies had made the same determination not to award stock options, the Compensation Committee believes the new approach is consistent with best practices, aligns shareholders and management, and better aligns the compensation and corporate objectives.

b.

Performance Units Without An Absolute Return Measure – Performance units awarded in 2013 and 2014, whose performance periods ended in March 2016 and 2017, respectively, produced no grant of common stock to our top four NEOs, despite total shareholder return well above the 75th percentile. These awards required positive absolute performance as of the last day of the three-year performance period. Even a small miss of absolute performance could negate 100th percentile relative performance.

The Compensation Committee believes that the absolute performance standard is not always consistent with alignment of compensation with performance and has negative retention impacts during cyclical or market downturns that have nothing to do management performance. The Compensation Committee believes that it is during such periods of downturn that relative performance is most important to both Patterson-UTI and its shareholders. The lack of alignment is easily seen in Patterson-UTI’s outperformance during the worldwide downturn in the oil industry from November 2014 through March 2016. During that period, management demonstrated superior performance benefiting Patterson-UTI and its shareholders, and the failure of the performance units to provide any payout, despite superior relative performance, was inconsistent with the goals of the LTI program. Accordingly, in order to remain competitive and further the goals of incentive compensation, the Compensation Committee awarded performance units in 2017 that pay out based on relative performance, and do not have an absolute performance requirement. The impact of absolute performance is still captured in the fact that awards are made in the form of shares, the value of which moves with our absolute performance.

The following table reflects the 2017 long-term incentive, equity-based awards that were granted in May 2017 to the top four NEOs (Mr. Holcomb’s annual long-term incentive, equity-based awards are expected to be made in June 2017):

	2017 Long-Term Incentive Equity-Based Awards
Name	Shares of Restricted Stock	Performance Units – Target Amount
William Andrew Hendricks, Jr.	194,535	83,372
John E. Vollmer III	84,298	—
Mark S. Siegel	155,628	66,698
Kenneth N. Berns	84,298	36,128

5.	Summary Conclusion

The Compensation Committee’s objective has always been to tie pay for performance and to structure a total compensation arrangement for its CEO that would provide compensation at the top quartile for top quartile performance. In so doing, the Compensation Committee sought to provide incentives that were both understandable and that would deliver the desired results. This remains the fundamental objective and guideline for the Patterson-UTI’s executive compensation program.

As the Compensation Committee reviewed the Prior Compensation Plan, it determined that the CEO’s compensation, as reported in the proxy statement, for the past four years had been between the 50th and 60th percentiles within Patterson-UTI’s peer group, while relative stockholder return performance had been between 89th and 100th percentile, indicating a fundamental disconnect between pay and performance. Furthermore, with lack of payment on the performance units for the past two years, actual compensation (realizable value) was below the 50th percentile for the CEO for 2015 and 2016. The Compensation Committee also believes that the relatively low relative compensation for our executive management team subjected the Company to the significant risk of losing key executive talent.

The Compensation Committee believes that the new executive compensation program will provide a stronger tie between pay and performance and reduce the risk of similar disconnects in the future. The new executive compensation program is also expected to allow Patterson-UTI to be more competitive in recruiting and retaining key executives. Finally, the Compensation Committee believes that the new executive compensation program reflects the best policy for this stage in the evolution of Patterson-UTI and is in the best interest of Patterson-UTI’s shareholders.

6.	Payments For Management For the Transformative SSE Acquisition

The Compensation Committee believes that the recent SSE acquisition is a transformative transaction for Patterson-UTI and one that will set the stage for the future of the Company. The transaction was identified and negotiated at a time when our industry was in great stress and reflected a focused effort by our executive management to execute on our strategy to grow our core businesses in a disciplined manner for the benefit of our shareholders. The transaction was structured in a manner that combined discipline in price and operational fit, while maintaining Patterson-UTI’s strong balance sheet for future internal growth and other opportunities.

The Compensation Committee believes that executive management was primarily responsible for:

•	Identifying the SSE acquisition opportunity;
•	Persuading the key Seventy Seven constituents to consider a transaction with Patterson-UTI;
•	Achieving commercially acceptable transaction terms for the SSE acquisition;
•	Conducting reasonable due diligence and evaluating the risks and benefits of the SSE acquisition;
•	Negotiating and documenting the transaction with appropriate merger and shareholder agreements;
•	Securing a $150 million bridge financing agreement;
•	Securing commitment increases under Patterson-UTI’s revolving credit facility from $500 million to $632 million;

•

Executing an equity financing for net proceeds of approximate $472 million on an overnight basis, at very attractive pricing and a small discount from the closing price of Patterson-UTI Common Stock; and

•	Closing the SSE acquisition in a reasonable time period.

The Compensation Committee believes that special compensation was warranted for the executive management of Patterson-UTI in recognition of these outstanding accomplishments, and in recognition that:

•

the SSE acquisition added approximately 50% additional horsepower in pressure pumping, which increased Patterson-UTI’s hydraulic fracturing horsepower from approximately 1.0 million to approximately 1.5 million;

•	the SSE acquisition increased Patterson-UTI’s high-spec rig fleet from approximately 165 to 200; and
•	following the SSE acquisition, we believe we are among the top two land drillers and among the top five pressure pumping companies in the United States.

Accordingly, with respect to the NEOs, the Compensation Committee established a one-time pool of $7.0 million in cash and $7.0 million in Patterson-UTI restricted stock. The cash portion was paid in May 2017, and the restricted stock will vest in May 2018. The total pool value to the NEOs of $14.0 million was less than 1.0% of the value of the transaction and, based on the advice of its independent, outside compensation consultant, Pearl Meyer, was consistent and within the range of similar special merger and acquisition bonuses paid to executive management of other companies. The following table sets forth the awards that were made to the NEOs in May 2017 in respect of the SSE acquisition:

	Merger-Related Awards
Name	Cash	Shares of Restricted Stock
William Andrew Hendricks, Jr.	$2,250,000	100,223
John E. Vollmer III	$850,000	37,862
Mark S. Siegel	$2,550,000	113,586
Kenneth N. Berns	$850,000	37,862
James M. Holcomb	$500,000	22,272

Discussion of 2016 Executive Compensation

Patterson-UTI Total Shareholder Return (Periods Ended March 31, 2017) has consistently demonstrated superb relative performance as compared to our peer group over the past five years:

•	1-year total shareholder return: 84th percentile
•	2-year total shareholder return: 100th percentile
•	3-year total shareholder return: 100th percentile
•	5-year total shareholder return: 100th percentile

These returns have been delivered by Patterson-UTI through both good and down markets and during one of the most challenging times that our industry has experienced in the past 30 years. The returns are reflective of our approach to building our business for the long-term and recognizing the cyclical nature of our industry. Our compensation structure for 2016 mirrored this approach and followed the process of providing a compensation package for the executive management team that reflected full cycle returns through a focus on variable and long-term compensation.

Pay for Performance

Pay for performance has and will continue to be a fundamental component of our compensation program. We believe that a key indicator of a well-functioning compensation program is alignment between total realizable compensation and company performance — pay-for-performance. As indicated in the following chart, Patterson-UTI’s record is outstanding when based on a pay-for-performance standard.

Under the Prior Compensation Plan, approximately 75% of targeted compensation for our top four NEOs was provided in the form of variable cash or equity-based compensation, with at least 60% of targeted compensation having some dependence on long-term results. This split was designed to align executive compensation with our stock performance. With the new executive compensation program, the Compensation Committee expects to continue to focus a large portion of targeted compensation on variable cash or equity-based compensation, but with potential variations in the percentages due to the decision to adjust base salaries to closer to market rates.

Our annual cash incentive bonus compensation in 2016 linked compensation to performance through a two tiered approach:

•	First, the Compensation Committee established a total “potential” compensation pool that has been tied to Patterson-UTI’s Adjusted EBITDA.
•

Second, actual cash payouts from the pool have been based on performance and results, giving consideration to criteria other than Adjusted EBITDA such as team performance in executing on strategic goals, maintaining excellent safety performance, reducing costs of rig manufacturing, improving market share, comparing margin and revenue per day results on an absolute basis and against direct competitors, executing supply chain initiatives in a contracting industry, growth in returns on equity and capital, management of capital expenditures in a down part of the industry cycle, expanding into international markets and achieving operational and financial successes.

Although the Prior Compensation Plan used Adjusted EBITDA to determine the maximum incentive cash compensation pool, Adjusted EBITDA was not the sole factor or metric used. Under the new executive compensation program, new specific non-financial metrics have been added to strengthen the tie between pay and performance.

SUBSTANTIALLY REDUCED COMPENSATION IN LIGHT OF INDUSTRY CONDITIONS

As noted above, the Prior Compensation Plan had been designed as a multi-year compensation plan that would adjust compensation to market conditions and provide compensation based on full cycle returns.

The Prior Compensation Plan sought to achieve its objectives in the following manner:

•	Very modest fixed salaries were maintained for the top four NEOs (less than 25% of annual compensation).
•	Annual cash incentives were tied to Adjusted EBITDA, with additional financial and operational measurements that were aligned with Patterson-UTI’s business strategy and operational plans.
•	Performance Units that emphasized absolute shareholder return as well as relative shareholder return.
•	Substantial portion of total compensation (60% or more) was linked to stock performance.

As a result of these policies and other downward adjustments (discussed below), total reported compensation for the top four NEOs declined by more than 28% from 2014 to 2015 and more than 15% from 2015 to 2016. These declines followed the declines in Patterson-UTI’s Adjusted EBITDA, notwithstanding Patterson-UTI’s top tier performance against its peers.

SHAREHOLDER ALIGNMENT THROUGH EMPHASIS ON EQUITY-BASED COMPENSATION

Our compensation structure is designed to align the financial rewards of our executive management with those of our shareholders. In 2016 and in prior years we typically targeted 60% or more of total compensation to be in the form of equity-based awards, with time-based vesting, performance-based vesting, or both.

We believe our emphasis on equity-based awards has had the desired effect of aligning executive compensation with the returns realized by our stockholders. In periods where our total shareholder return has not been in the higher percentiles or during periods of industry contraction such as we have recently experienced, the realizable equity compensation of our NEOs may be significantly less than the grant value reported in our proxy statement.

LISTENING TO OUR SHAREHOLDERS

We believe that it is important for us to engage with our shareholders on executive compensation issues. Accordingly, we have discussed with and sought input from our large stockholders on key executive compensation issues. Based on stockholder feedback, advice of our independent compensation consultant, published best practices, guidelines on compensation policies, and an assessment of our current size and scope, the Compensation Committee modified our 2016 peer group. The peer group is used for executive compensation benchmarking and determining our relative performance results in the context of our long-term incentive program. The modified peer group was used in determining equity-based awards that were granted in 2016, although outstanding equity-based awards that were granted prior to 2016 will continue to be evaluated using the peer group in effect at the time those awards were granted. In May 2017, following deliberations and consultation with our compensation advisor, the Compensation Committee determined to update our peer group to account for the SSE acquisition and changing market landscape in which Patterson-UTI operates. See “Process for Determination of Executive Compensation — Peer Group” and “Consideration of ‘Say on Pay’ Voting Results and Engagement with Stockholders.”

We also took into account feedback we had received in designing the new executive compensation program, including the elimination of bonus compensation being calculated as a percentage of Adjusted EBITDA and adding new specific performance matrices for bonus compensation.

ADHERENCE TO GOOD GOVERNANCE AND COMPENSATION POLICIES

We are mindful of the positive impact that strong corporate governance can have on maintaining an executive compensation program that is aligned with the interest of Patterson-UTI’s stockholders. In designing the new executive compensation program, we sought to incorporate best practices in areas such as the design of how bonus compensation is determined, the use of multiple financial and non-financial metrics for bonus compensation and the use of individual benchmarks for executive compensation against peers for base and bonus compensation.

Accordingly, Patterson-UTI has adopted the following practices that apply to the new executive compensation program and were applicable to the Prior Compensation Plan:

What We Do	What We Don’t Do

•    50% or more of compensation in the form of long-term incentives

•    Variable compensation based upon absolute performance and performance versus peers

•    Claw-back provisions that apply to our all of our executive officers

•    Share ownership requirements for our executive officers and directors

•    Anti-pledging policy for our executive officers and directors

•    Anti-hedging policy for our executive officers and directors

•    Use of advice from independent compensation consultant and feedback from stockholders

•    No re-pricing of options,

•    No single trigger change-of-control severance arrangements,

•    No new agreements with tax gross-ups and none entered into in more than five years

•    No perquisites to top four NEOs that are not widely available to our other employees

RECOGNITION OF CHANGES IN THE MANAGEMENT TEAM AND RELATED COMPENSATION

Under the Prior Compensation Plan, executive compensation for the top four NEOs was based on a “team-based” matrix previously discussed above.

Under the Prior Compensation Plan, 2016 compensation for the top four NEOs was based on a total compensation package for the team in aggregate based on peer data, and then allocated by the Compensation Committee among the team members based on the recommendations of Mr. Siegel and Mr. Hendricks.

In anticipation of a planned transition in 2015 of Mr. Siegel to a less active day-to-day executive management role, the Compensation Committee reviewed and approved a request by Mr. Siegel to lower his cash incentive and equity-based compensation allocation by 40% in 2015 and by an additional 40% in 2016, although as discussed below, the Compensation Committee determined that Mr. Siegel’s cash incentive payment for 2016 should not reflect an additional reduction from 2015 because his activity and contribution to Patterson-UTI in 2016 were far greater than originally planned. With the reduction in Mr. Siegel’s compensation there was also a commensurate reduction in the size of the overall allocated cash incentive and equity-based compensation pools and related potential compensation of the NEOs (i.e., the reduction in Mr. Siegel’s compensation was not re-allocated within the team).

In 2016, as Patterson-UTI actively pursued a growth strategy in light of market opportunities, Patterson-UTI utilized more of Mr. Siegel’s time and expertise to implement its strategy. This included Mr. Siegel’s efforts in identifying, negotiating and finalizing the SSE acquisition and the financing for the SSE acquisition. With the closing of the SSE acquisition, it is anticipated that Patterson-UTI will be pursuing further opportunities that would continue to utilize a large portion of Mr. Siegel’s time. Accordingly, under the new executive compensation program, Mr. Siegel’s compensation package reflects the services to be provided.

Going forward, the Compensation Committee determined that it would set the compensation for each executive separately based on market compensation trends and the role and expected contribution by the executive. The Compensation Committee believes that moving away from a team-based compensation structure to a more individual-based structure is more reflective of the needs of the Company as it has developed and is consistent with best practices.

LONG-TERM GOALS SUPPORTED BY OUR EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that the compensation program, as recently modified, effectively rewards our executive management for adhering to Patterson-UTI’s long-term goals, which include:

•	Providing quality services for our customers in a safe and efficient manner,
•	Generating strong financial performance and returns for our stockholders,
•	Attracting and retaining highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems, and
•	Being a model corporate citizen in the communities in which we work.

CONCLUSION

In summary, as is evidenced by our results over the past ten years, the Prior Compensation Plan performed its objectives well and aligned the interests of our executives with our shareholders. The Prior Compensation Plan also succeeded in creating a strong relationship between pay and performance, with the exception as described earlier in regard to the Prior Compensation Plan delivering less actual compensation to our NEOs than was projected or desired, given extraordinary performance.

The Compensation Committee believes that the new executive compensation program will provide a stronger tie between pay and performance and reduce the risk of similar disconnects in the future. The new executive compensation program is also expected to allow Patterson-UTI to be more competitive in recruiting and retaining key executives. Finally, the Compensation Committee believes that the new executive compensation program reflects the best policy for this stage in the evolution of Patterson-UTI and is in the best interest of Patterson-UTI’s shareholders.

Patterson-UTI’s Transformation

•    Grew to a position of national industry leadership,

•    Transformed its fleet to one of the most modern fleets of high-technology land drilling rigs,

•    Became a major competitor in the U.S. pressure pumping market with a current fleet of over 1.5 million horsepower,

•    Became an industry leader in safety,

•    Diversified its customer and geographical base as well as regional capabilities,

•    Became a technical leader in rig design and a leader in U.S. shale drilling,

•    Increased revenue from $582 million in 2000 to $916 million in 2016,

•    Organically grew shareholders’ equity from $481 million in 2000 to approximately $2.25 billion in 2016,

•    Returned more than $1.4 billion back to our stockholders in the form of share repurchases and dividends, and

•    Completed the SSE acquisition, which added upon closing, among other things, 40 AC drilling rigs and approximately 500,000 fracturing horsepower to Patterson-UTI’s existing equipment fleet.

Our Business

Patterson-UTI is an oilfield services company that primarily owns and operates in the United States one of the largest fleets of land-based drilling rigs and a large fleet of pressure pumping equipment. Our contract drilling business operates in the continental United States and western Canada, and our pressure pumping and oilfield rental tools businesses operate primarily in Texas and the Mid-Continent and Appalachian regions. We are pursuing contract drilling opportunities outside of North America. We also manufacture and sell pipe handling components and related technology to drilling contractors in North America and other select markets. In addition, we own and invest, as a non-operating working interest owner, in oil and natural gas assets that are primarily located in Texas and New Mexico. Our industry is subject to wide swings in activity based on oil and natural gas prices, demand for oil and natural gas and general economic activity.

The North American oil and natural gas industry has experienced a significant transformation in recent years due to technological advances in the horizontal drilling and completion of oil and natural gas wells. Today, more than 80% of U.S. land drilling is focused on these types of wells, which typically require higher specification rigs and large amounts of pressure pumping horsepower.

Beginning in mid-2014 after a period of significant growth, the oil and gas industry entered into a downturn the extent and severity of which had not been seen since the mid-1980s. In a period of a year and a half, crude oil prices fell more than 70% from their recent highs with drilling and completion activity levels following suit. Drilling and completion activity in the United States declined significantly through the first part of 2016. With the fall in commodity prices, oil and gas companies saw their cash flows precipitously decline and pricing across the industry for drilling and other services followed suit, with many companies pricing their services at marginal cash costs in order to maintain business. The fall in drilling and completion activity affected all sectors of the industry, with domestic drillers and pressure pumping companies like Patterson-UTI being some of the hardest hit. These conditions continued into 2016, with the closing price of crude oil reaching a twelve-year low in February 2016.

As the market began its decline in 2014, our executive management immediately began taking aggressive action to right size our operations and to protect stockholder value by reducing headcount and unnecessary costs and cutting and deferring capital expenditures where possible. These actions included significantly lowering our cost structure through the downturn by the following:

•	Reduced Employee Headcount. Employee headcount was reduced nearly 74% from, approximately 9,100 at October 31, 2014 to approximately 2,400 at May 31, 2016.
•	Costs Cut to Match Activity Levels. Management aggressively cut costs in our drilling and pressure pumping businesses to be in line with a significantly reduced level of business activity.
•	Savings from Supply Chain. Supply chain management achieved over $40 million in drilling and pressure pumping savings in 2016.
•	Reduced Capital Expenditures. Capital expenditures were cut nearly 84% in 2016, from $744 million in 2015 to $120 million in 2016.

Oil and natural gas prices have recovered substantially from the lows experienced in the first quarter of 2016. During the fourth quarter of 2016, the Organization of Petroleum Producing Countries (“OPEC”) and certain non-OPEC countries, including Russia, announced an agreement to cut oil production. The announcement resulted in an increase in oil prices. In response to improved prices, U.S. rig counts have been increasing, and Patterson-UTI’s rig count has been steadily improving on a monthly basis since May 2016.

In mid-2016, our executive management continued to manage through the downturn, began taking actions to prepare for a recovery and continued to review strategic opportunities. These actions included the following:

•	Employee Hiring. Employee head count was increased approximately 37%, from approximately 2,400 at May 31, 2016 to approximately 3,300 at December 31, 2016.
•	Equipment Upgrades. Upgraded equipment on a strategic basis by adding high pressure circulating systems and walking systems to select drilling rigs.
•

Supply Chain Achievements. Renegotiated proppant contracts to ensure supply and favorable pricing for increasing activity, and designed and deployed an improved logistics solution for product movement to drive efficiency and savings.

•

Strategic Merger Agreement. Entered into a merger agreement in December 2016 with a provider of contract drilling, pressure pumping and oilfield rental services, which upon closing added, among other things, 40 AC drilling rigs and approximately 500,000 fracturing horsepower to Patterson-UTI’s existing equipment fleet.

Although Patterson-UTI’s financial results, like others in our industry, have been materially negatively impacted by adverse market conditions, Patterson-UTI was able to generate strong cash flow from operating activities in 2016, maintain, and in some cases increase, drilling market share, preserve cash and strengthen its balance sheet to weather the downturn and prepare for a recovery, and enter into a significant, strategic merger agreement. As of March 31, 2017, our contract drilling backlog for future revenues under term contracts, which we define as contracts with a fixed term of six months or more, was approximately $385 million (excluding backlog acquired through the SSE acquisition). Our liquidity as of March 31, 2017 included approximately $436 million in working capital, including $467 million of cash and cash equivalents, and $500 million available under our revolving credit facility. In connection with the consummation of the SSE acquisition on April 20, 2017, we repaid SSE’s outstanding indebtedness of $472 million ($403 million net of cash from SSE). As of May 17, 2017, we had $73.0 million outstanding under our revolving credit facility.

We believe Patterson-UTI has generally been able to outperform the market during this downturn and is well positioned for an industry recovery due to the focus and efforts of our executive management team.

Compensation Philosophy and Objectives

Our overriding philosophy for the compensation of our key executives is to link their compensation with Patterson-UTI’s operational and market performance and to establish incentives that reward them for their achievement of both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation packages designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving Patterson-UTI’s goals. Our executive compensation program also seeks to reward excellence in performance and foster a collaborative team framework among our top executives.

Key Compensation Principles Under the Prior Compensation Plan

The Prior Compensation Plan historically emphasized the following key principles: (i) emphasis on long-term incentives, (ii) low comparative base compensation with variable incentive cash compensation based on financial results, (iii) emphasis on equity-based compensation for long-term value creation and (iv) team compensation structure.

Emphasis on Long-Term Incentives

Our compensation program in 2016 placed a strong emphasis on creating long-term value through the use of long-term incentives. The 2016 compensation program sought to achieve a proper balance in our compensation program between long-term and current compensation by using a combination of equity-based awards, with time-based vesting, performance-based vesting, or both, for long-term incentives and fixed and variable cash for short-term incentives.

The 2016 compensation program relied heavily on equity-based awards, rather than cash, as a means of aligning the interests of executive management with the Company’s stockholders. Historically, equity awards for long-term incentives typically represented between 60-75% of total compensation, while fixed and variable cash for short-term incentives typically represented between 25-40% of total compensation. Variations in these percentages have occurred due to either an exceptionally strong or weak year in which Patterson-UTI’s Adjusted EBITDA and related cash bonus compensation fluctuated in tandem or there was market volatility affecting the grant date valuation of options and performance units using the methodologies required for reporting equity-based compensation.

In 2016, the mix between long-term equity awards, and fixed and variable cash for short-term incentives, for our top four NEOs was 81% and 19%, respectively.

2016 Split Between Short-Term Compensation

(Fixed-Salary and Annual Cash Incentive) and Long-Term Compensation

(Top Four NEOs)

 Cash Compensation Historically Emphasized Low Base Salaries with Variable Cash Compensation Tied to Financial Results

Under the Prior Compensation Plan, we designed the cash component of our compensation program to be mostly variable by using comparatively low base salaries and variable cash bonuses tied to Patterson-UTI’s Adjusted EBITDA. The variable cash bonuses potentially were lower during poor industry environments, such as what we experienced in 2009, 2015 and 2016, and were higher during good industry environments. We enacted this variable cash component of our compensation program more than 15 years ago, whereby we established a percentage of total Adjusted EBITDA for a maximum potential executive management bonus pool that was then adjusted as explained below and allocated among the top four NEOs. No bonuses were paid unless an Adjusted EBITDA threshold was achieved, and even then, no bonuses were guaranteed under this program.

The 2016 variable cash bonus pool was determined as follows:

•

The Compensation Committee set an Adjusted EBITDA threshold amount (generally around 60% of the initial budgeted Adjusted EBITDA) below which no bonus would be paid. The Adjusted EBITDA threshold for 2016 was $150 million, which reflected the severe contraction that the oil and gas industry experienced in 2015 and that was expected to continue in 2016. The Adjusted EBITDA threshold requirement also is intended to address requirements of Section 162(m) of the Internal Revenue Code.

•

The Compensation Committee then set a team maximum bonus potential as a percent of Adjusted EBITDA. Our allocation among the top four NEOs in 2016 was a team maximum bonus potential of up to 0.81% of Adjusted EBITDA. This percentage was determined in a manner to be consistent with the relative team compensation allocation, and this percentage is expressed throughout this CD&A prior to giving effect to the reduction attributable to Mr. Siegel. The bonus pool range for 2016 was 0.55% to 0.81% of Adjusted EBITDA, but the effective bonus pool range for 2016 was zero to 0.81% of Adjusted EBITDA, since no bonuses would be paid if the Adjusted EBITDA threshold was not achieved and the Compensation Committee also had the authority to not award any cash bonus, regardless of whether the Adjusted EBITDA threshold was achieved). The annual payout amount was also limited to $5 million to any individual in a year.

•

The Compensation Committee assessed executive management’s performance in light of multiple factors in addition to Adjusted EBITDA (progress toward achievement of certain strategic and other objectives, including those described below)

and determined the performance-adjusted bonus pool percentage that would be used to calculate the actual amount of the bonus pool. For 2016, the performance-adjusted bonus pool award to the top four NEOs was 0.81% of Adjusted EBITDA. The determination of the Adjusted EBITDA percentage for the top four NEOs and the performance measures applied for this group in 2016 are described in the following paragraphs.

In determining the 2016 payout, the Compensation Committee took into account both the strategic and operational successes during the year as well as the impact during the year of the significant industry decline and subsequent beginning of a recovery. This bonus pool size was reduced to reflect the same compensation adjustment for Mr. Siegel as was made in 2015, resulting in an actual total bonus pool award to the top four NEOs for 2016 of 0.69% of Adjusted EBITDA. Other participants’ cash incentive payment amounts did not increase or decrease as a result of the change in Mr. Siegel’s sharing percentage.

In determining the performance-adjusted bonus pool percentage for 2016, the Compensation Committee considered many metrics, including:

•

Strong and improving safety performance that drove the industry incident averages lower, and the total recordable incident rate for the year for the drilling company was the lowest in Patterson-UTI’s history.

•

Management agility and exceptional performance in responding to a continued industry slowdown in the first half of 2016 and to a sharp recovery of commodity prices and energy industry confidence in the second half of 2016.

•	Total shareholder return in 2016 was 80%, which placed it at the 89th percentile among its peer group of companies.
•	Total shareholder return at the peer group 100th percentile for the two- and three-year periods ended December 31, 2016.
•	Increased drilling market share year-over-year and activated 37 rigs from a low rig count in April 2016 through year-end.
•	Upgraded in a cost-effective manner nearly 30 rigs to the “new market and customer standard” and produced the highest high-spec rig utilization among Patterson-UTI’s peer drilling companies.
•

Quickly shifted from downsizing mode to expansion mode in the final one-third of the year and early 2017 by activating two new frac spreads in response to increased industry interest and modest pricing improvement.

•	Maintained a strong balance sheet throughout the year, which included reducing debt by $255 million.
•	Completed a significant technology-related acquisition of Warrior and signed a company-changing merger agreement.

Accordingly, the Compensation Committee determined that management had exceptional performance in a very challenging year. This outstanding performance supported a slight increase of the percentage from 0.78% in 2015 to 0.81% in 2016, recognizing that the actual amount of the bonuses would be substantially reduced from 2014 and 2015 because of the significant reduction in Patterson-UTI’s Adjusted EBITDA. So, while the multiplier percentage increased by 0.03% over 2015, the actual amount of the top four Named Executive Officer bonus pool for 2016 was reduced by 79%, or over $5.5 million, from 2014 and by 62%, or over $2.4 million, from 2015.

In addition, although total shareholder return was not directly used in determining the performance-adjusted bonus pool percentage, the Compensation Committee considered that Patterson-UTI’s total shareholder return was:

•	significantly higher than most of its primary land drilling and pressure pumping peers in 2016, and
•	a substantially higher percentage in 2016 than 2015, yet there was a substantial decrease in the amount of the bonuses paid.

We believe that this variable cash compensation structure provided a direct link between compensation and the financial performance of Patterson-UTI, while allowing for adjustments for individual performance and non-financial corporate results. Accordingly, although Adjusted EBITDA was used to determine the maximum incentive cash compensation pool, Adjusted EDITDA was not the sole factor or metric used.

Emphasis on Equity for Long-Term Incentive Compensation

Under our Prior Compensation Plan, we historically targeted 60% or more of total compensation to be in the form of equity-based awards, with time-based vesting, performance-based vesting, or both. This emphasis on equity-based compensation was aimed at aligning the financial interest of the top four NEOs with our stockholders and the total returns provided to stockholders. We believe that by making a large portion of compensation tied to equity, our top four NEOs can only fully realize the potential benefits of the compensation if our stockholders also benefit.

Over the years we have adjusted the form of the equity incentives we provide to our top four NEOs from solely options to a mix of options, restricted stock and performance units. As described above, under the new executive compensation program, we expect that options will not typically be granted and equity-based compensation will be primarily in the form of restricted stock and performance units. We believe that a mix allows us to tailor our program to encourage the building of long-term value and, in the case of performance units, achievement of stockholder returns in excess of our peer group.

The following charts set forth the allocation of the various forms of long-term equity-based incentives that we granted the top four NEOs from 2012-2016 and the allocation of these incentives that we used for 2016:

Award Type	Discussion of Grants Under Prior Compensation Program	Key Benefits to Stockholders and Stockholder Alignment
Restricted Stock

We consider restricted stock as an additional form of basic compensation that provides value to the executive only if the executive remains in the employment of Patterson-UTI during the vesting period, with that value being subject to increases and decreases in value depending on the performance of our stock. Prior to 2017, we typically targeted restricted stock awards to represent approximately 30-50% of total equity-based compensation depending on stock prices and volatility at the time of grant. Under the new executive compensation program, the allocation will be based on various factors, including the role and responsibility of the executive and the incentive objectives at the time of grant.

• Value dependent upon stock price performance • Enhances retention of executive talent • Encourages long-term share ownership
Stock Options

Stock options provide value to the executive only if the value of Patterson-UTI’s stock appreciates. Consequently, we consider these awards to be performance-based. When we approve grants of options to our executives, we take into account a number of different factors, including the stock price at the time of grant, the expected value of the option grant and prior option grant amounts. Prior to 2017, we typically targeted stock options to represent 25% to 40% of total equity-based compensation. Going forward, we currently intend to limit the use of stock options.

• Inherently performance-based • Value contingent upon positive stock price performance • Ten year term encourages a focus on longer-term performance • Enhances retention of executive talent

Award Type	Discussion of Grants Under Prior Compensation Program	Key Benefits to Stockholders and Stockholder Alignment
Performance Units

Our use of performance units has been intended to provide a direct link in the compensation of our top four NEOs to both the absolute performance of our stock and relative performance compared to our peer group. This component will not have a payout unless, when compared to the peer group, Patterson-UTI's stock performance is at or above the 25th percentile, except the 2016 awards provided that if Patterson-UTI’s total shareholder return is negative and, when compared to the peer group, is at or above the 25th percentile, then the recipients will receive one-half of the number of shares they would have received had Patterson-UTI’s total shareholder return been positive. Prior to 2016, payout also required that total stockholder return be positive for the performance period, and as noted above, the Compensation Committee determined that this requirement is no longer appropriate or competitive. The comparison component assures that the value provided to those NEOs will not be created solely by an increase in stock price due to favorable market conditions, while it also provides an incentive to continue to outperform peers even in down cycles for the market or our industry. Prior to 2017, we typically targeted performance units to represent 25% to 35% of total equity-based compensation.

• Performance-contingent • Maximum payout contingent on shareholder return performance relative to peers • Value of shares dependent upon stock price

We have considered the potential risks associated with tying a large portion of executive compensation to equity. We do not believe that our program creates unreasonable risks for the following reasons:

•	The long-term nature of our equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains,
•	Our use of different types of equity grants, in particular restricted stock, helps offset these risks,
•	We have meaningful share ownership guidelines,
•	We maintain an anti-hedging policy,
•	We maintain a clawback policy that applies to all of our executive officers for both cash and equity incentives, and
•	Three of the top four NEOs have been with Patterson-UTI for more than fifteen years and have an established track record of focus on growing long-term sustainable growth for Patterson-UTI.

Our Board has also considered in its risk assessment of our executive compensation program its view that our management is highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. The Board, primarily through its Compensation Committee and Audit Committee, monitors and considers risks associated with Patterson-UTI’s compensation plans on a regular basis.

Team Compensation Structure

Our senior executive management has had the philosophy that they operate as a team, with each member being an important part of the team. As a result, for more than the past ten years the Board determined that as a general proposition our awards of cash and equity incentive compensation should be pooled and allocated among them as a team. Although the allocations among the team members changed over time due to changes in the executive management team and responsibilities, the allocations among the existing team generally remained consistent through 2016. As discussed above, the allocations changed in 2015 and again in 2016 to reflect a reduction for Mr. Siegel in each of those years, except that the annual cash bonus for 2016 was not reduced because his activity and contribution to Patterson-UTI in 2016 were far greater than originally planned.

As discussed above, going forward, the Compensation Committee has determined that beginning in 2017 it would set the compensation for each executive separately based on market compensation trends and the role and expected contribution by the executive. The Compensation Committee believes that moving away from a team-based compensation structure to a more individual-based structure is more reflective of the needs of Patterson-UTI as it has developed and is consistent with best practices.

Process for Determination of Executive Compensation

Compensation Committee

The Board of Directors has delegated the management of Patterson-UTI’s executive compensation programs to the Compensation Committee. The Compensation Committee meets on a regular basis to consider compensation matters and to review how Patterson-UTI’s plans and policies work in practice. Each of the Compensation Committee’s current members is an independent director as defined by the Nasdaq listing standards.

Compensation determinations and equity awards are conducted through a process that solicits the input from management through our Executive Chairman and our CEO, as well as from outside compensation consultants retained by the Compensation Committee. In addition to the recommendations of management and consultants, the Compensation Committee considers feedback from Patterson-UTI’s stockholders, guidelines of proxy advisory firms, reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that it considers relevant.

 Chairman and CEO

Our Chairman and our CEO provide the Compensation Committee with reviews of the performance of other executive officers and senior managers, including the other NEOs. The Compensation Committee also engages them in an annual dialog with our Committee Chairman and our Lead Director on our compensation program and seeks their input on and review of proposals for long-term incentive grants. This process results in a recommendation that is considered by our Compensation Committee as a whole.

Independent, Outside Compensation Consultant

Our Compensation Committee regularly utilizes outside compensation consultants to help assess and design our executive compensation program. These consultants are paid on a basic fixed fee structure plus expenses. These outside consultants provide data and advice on historical compensation and stockholder returns, market trends and peer compensation practices. The Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its consultant and advisor for executive compensation matters since 2012.

Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that Pearl Meyer is independent in providing executive compensation consulting services. In making this determination, our Compensation Committee noted that during 2016:

•

Pearl Meyer did not provide any services to Patterson-UTI or management other than services requested by or with the approval of the Compensation Committee, and its services were limited to executive compensation consulting and Patterson-UTI’s participation in drilling management compensation surveys. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing.

•	Fees we paid to Pearl Meyer were less than 1% of Pearl Meyer’s total revenue;
•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence.
•	None of the Pearl Meyer consultants working on Patterson-UTI matters had any business or personal relationship with Compensation Committee members.

•	None of the Pearl Meyer consultants working on Patterson-UTI matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of Patterson-UTI.
•	None of the Pearl Meyer consultants working on Patterson-UTI matters directly own Patterson-UTI stock.

The Compensation Committee receives a confirmation certification of independence from its consultants on an annual basis and continues to monitor the independence of its compensation consultant on a periodic basis.

In 2016, Pearl Meyer provided the Compensation Committee with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, Pearl Meyer provided the Compensation Committee with information on each element of the total compensation of our executive officers as well as a comparison of our compensation against our peers based on data gathered from proxy statements and other SEC filings and other sources available to Pearl Meyer. This comparison provided the Compensation Committee with various comparative market levels of compensation for our executive management team as well as a comparative position for each executive officer. Pearl Meyer also provided the Compensation Committee with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared that to our peer group.

Under the Prior Compensation Plan, when reviewing the peer compensation data provided to the Compensation Committee by its consultants, the Compensation Committee has generally given greater weight to the comparative data for the team as a whole versus the data for individual positions at our peers given the team management approach followed by us as described above. As noted above, we have concluded that this approach is no longer appropriate and that targeted compensation will be based on data for individual positions at our peers, with the opportunity to earn top quartile compensation, assuming performance goals are achieved.

 Peer Group

In early 2016, following extensive deliberations and consultation with our independent, outside compensation consultant, Pearl Meyer, the Compensation Committee determined to update our peer group of energy service companies. The update also took into account feedback received from our engagement with significant stockholders, as well as a review of the peer groups as determined by the two major shareholder advisory firms.

This update removed several outsized companies, reflected industry changes through merger and acquisition activity and accounted for the severe contraction in industry participant scale and profitability. The update focused on energy service companies that directly compete with Patterson-UTI’s businesses and/or are reasonably scaled to Patterson-UTI’s operations and financial measures. Specifically, this updated group of eighteen peers outlined below included Helmerich & Payne, Inc., Nabors Industries, Ltd. and Precision Drilling Corporation, which are our primary competitors in land-based drilling in North America. Atwood Oceanics Inc., Basic Energy Services, Inc., Diamond Offshore Drilling, Inc., Ensco, Inc., Noble Corp., Parker Drilling Company, Rowan Companies, Transocean Ltd. and Unit Corp. are other primarily drilling-based peers.

Our updated peer group for 2016 also included Weatherford International Ltd., which was a significant competitor in the North American pressure pumping service market until late 2016, and Forum Energy Technologies, Inc., FMC Technologies, Inc. (now TechnipFMC plc), Oceaneering International, Inc., Oil States International Inc. and Superior Energy Services, Inc., which are diversified energy services peers that were roughly comparable in size to Patterson-UTI.

With our revised peer group for 2016, we included 16 of the 24 companies used by the two major shareholder advisory firms in 2015, and the companies that we excluded were excluded either due to their much smaller size and market capitalization (e.g., Key Energy Services and Pioneer Energy Services) or because of their different operations (e.g., Bristow Group, Dresser Rand Group and McDermott International).

We also excluded Halliburton Company and Baker Hughes Incorporated from the 2016 peer group, which were in our peer group in 2015, due to their larger size and complexity based on the input from our significant stockholders. We had previously included these companies due to their being our principal competitors in pressure pumping and our view that we compete for executive management with these companies. However, based on stockholder input and the then-pending combination of Halliburton and Baker Hughes, the Compensation Committee concluded it was appropriate to exclude those companies from our peer group in 2016.

Our 2016 peer group was the following energy service peer group for company performance and compensation matters:

•     Atwood Oceanics Inc.

•     Basic Energy Services, Inc.

•     Diamond Offshore Drilling Inc.

•     Ensco plc.

•     Forum Energy Technologies, Inc.

•     FMC Technologies, Inc. (now TechnipFMC plc)

•     Helmerich & Payne Inc.

•     Nabors Industries Ltd.

•     Noble Corp.

•     Oceaneering International

•     Oil States International Inc.

•     Precision Drilling Corporation

•     Parker Drilling Company

•     Rowan Companies Inc.

•     Superior Energy Services, Inc.

•     Transocean Ltd.

•     Unit Corp.

•     Weatherford International Ltd.

The peer group listed above was utilized for 2016 and 2017 compensation decisions, and equity-based awards that were granted prior to 2017 will continue to be evaluated using the peer group in effect at the time those awards were granted.

In May 2017, following deliberations and consultation with our independent, outside compensation consultant, Pearl Meyer, the Compensation Committee determined to update our peer group of energy service companies to account for the SSE acquisition and changing market landscape in which Patterson-UTI operates. This update removed Parker Drilling Company and Atwood Oceanics Inc. and added Halliburton Company and National-Oilwell Varco, Inc. to the peer group. The addition of Halliburton back into our peer group was based on our belief that Patterson-UTI is among the top three to five U.S. pressure pumping companies, depending on the manner in which number of fleets and activity level is calculated, and that Halliburton is the leader and principal competitor to the Patterson-UTI in the pressure pumping business. National-Oilwell Varco, Inc. was also added to our peer group because of our greater size following the SSE acquisition.

Our current peer group is the following energy service peer group for company performance and compensation matters:

•     Basic Energy Services, Inc.

•     Diamond Offshore Drilling Inc.

•     Ensco plc.

•     FMC Technologies, Inc. (now TechnipFMC plc)

•     Forum Energy Technologies, Inc.

•     Halliburton Company

•     Helmerich & Payne Inc.

•     Nabors Industries Ltd.

•     National-Oilwell Varco, Inc.

•     Noble Corp.

•     Oceaneering International

•     Oil States International Inc.

•     Precision Drilling Corporation

•     Rowan Companies Inc.

•     Superior Energy Services, Inc.

•     Transocean Ltd.

•     Unit Corp.

•     Weatherford International Ltd.

The peer group listed immediately above (the “2017 Peer Group”) was not utilized for 2017 compensation decisions; however, performance pursuant to the equity-based awards that were granted in 2017 will be evaluated using the 2017 Peer Group.

Consideration of “Say on Pay” Voting Results and Engagement with Stockholders

In 2011 our Board recommended an annual advisory (nonbinding) vote on executive compensation that received 87% support, including abstentions and excluding broker non-votes, and therefore determined to hold advisory (nonbinding) votes on executive compensation annually.

During 2015 and in early 2016, we directly engaged with our stockholders that had holdings that represented over 60% of our outstanding shares at December 31, 2015, and carefully considered their feedback regarding our executive compensation program and other matters. Based on the results of our 2015 “Say on Pay” vote and the input of our significant shareholders, the Compensation Committee updated the composition of our peer group for 2016 as discussed above to eliminate some of the larger peers included in past years. Ninety nine percent (99%) percent of the votes cast (including abstentions and excluding broker non-votes) in 2016 on the “Say on Pay” proposal were in support of Patterson-UTI’s executive compensation program.

In designing our new executive compensation program, we again considered the feedback from our significant stockholders and others on our executive compensation structure. Our new executive compensation program reflects the input of those stockholders as well as our independent, outside compensation consultant, Pearl Meyer, as to best practices. Among the changes that we made to our executive compensation program, was the elimination of the percentage of Adjusted EBITDA cash bonus plan, the design structure of our annual cash bonus plan, and the addition of multiple performance targets for the annual cash bonus plan.

We will continue to engage with our stockholders, as we value the insights gained from our discussions with our stockholders and find them to be helpful as our Compensation Committee considers and adopts policies affecting our executive compensation program. We will continue to consider the outcome of future say-on-pay votes, as well as feedback received through our stockholder engagement activities throughout the year to understand their views on our executive compensation philosophy, policies, and practices, when making compensation decisions for our executive officers.

Process and Considerations Relating to Determination of Cash Compensation

The Compensation Committee will generally review base compensation and the terms for bonus cash compensation for management early in the first quarter of the year.

Under the Prior Compensation Plan, the Compensation Committee had historically set an annual Adjusted EBITDA threshold amount (generally around 60% of the initial budgeted Adjusted EBITDA). If this threshold was not achieved, there were no cash bonuses for the period. As a result of the cyclical nature of our business and the very strong correlation between oil and natural gas prices and our financial results, the threshold Adjusted EBITDA amount frequently changed from one year to the next in-line with our budgeted expectations of activity for the year. The Adjusted EBITDA threshold requirement also was intended to address requirements of Section 162(m) of the Internal Revenue Code. The Compensation Committee then set a team maximum bonus potential as a percent of Adjusted EBITDA and a number of operational and financial factors were outlined for consideration of management’s performance. The annual payout amount was limited to $5 million to any individual in a year, and no bonuses were guaranteed under this program. At the end of the performance period, the Compensation Committee assessed executive management’s performance and determined the actual performance-adjusted bonus pool percentage that would be used to calculate the actual amount of the bonus pool. Under the new executive compensation program, the process for setting the Section 162(m) thresholds will continue to be at the 60% of budgeted Adjusted EBITDA, but with other conditions applied for payout depending on the specific compensation item.

As discussed above, the Compensation Committee has modified the executive compensation program for 2017, including cash compensation. Going forward, the Compensation Committee has determined that it would set the compensation for each executive separately based on market compensation trends and the role and expected contribution by the executive. In addition, the Compensation Committee determined that the prior policy of targeting below market salaries would no longer be appropriate or competitive. Accordingly, the Compensation Committee increased the salaries of our NEOs to be more in line with competitive practice.

For 2017, the Compensation Committee also established a new annual cash bonus plan, which sets various targets for each executive’s annual cash bonus related to that executive’s salary, and makes the annual cash bonus contingent upon meeting both Patterson-UTI’s financial goals and other KPIs. The new annual cash bonus plan retains the threshold requirement of 60% of the Adjusted EBITDA target before any cash bonuses will be paid. In addition, under the new annual cash bonus plan, if Adjusted EBITDA is 20% or more below the Adjusted EBITDA target, then no portion of the cash bonus attributable to Adjusted EBITDA (which represents 70% of the 2017 annual cash bonus opportunity for our NEOs) will be paid. The remaining 30% of the 2017 cash bonus opportunity for our NEOs will be determined based on the achievements of KPIs related to safety, merger integration and fleet upgrade, as described above.

Process and Considerations Relating to Determination of Equity Compensation

The Compensation Committee’s practice for grants of equity-based compensation has generally been to consider the grant of equity-based compensation to executive management following the conclusion of our first quarter. This grant is typically made in conjunction with regular quarterly Board meetings held prior to Patterson-UTI’s public release of its quarterly earnings. This timing also allows the Compensation Committee to receive market data from its consultants for prior year grants. Although this process does not result in calendar year comparisons for purposes of total shareholder return and other calculations, the Compensation Committee believes that having year-end information allows it to make more informed decisions, and the use of a consistent grant cycle for equity reduces risks associated with equity grants made on a random basis. Patterson-UTI is able to obtain and use relevant peer data for calculating our peer total shareholder returns and reviewing comparable grants of equity based compensation. In 2017, the annual equity-based grants were made a few weeks later than usual, as the Compensation Committee was finalizing the structure of the new executive compensation program. Going forward, the Compensation Committee expects to return the prior timing for making the annual grants.

When making grants of equity-based compensation, the Compensation Committee considers a number of factors, including financial performance, competitive peer data, prior year grants (both in terms of number of shares and total value), and potential dilution impact and current and historical stock prices. The Compensation Committee also takes into consideration the advice of its consultants as to peer and market practices on the use and mix of restricted stock, options and performance units.

For restricted stock and stock options granted to the top four NEOs, these awards are subject to three-year vesting, with one-third vesting after the first year and 1/36th of the grant vesting each month over the next two years. The restricted stock grants also have a performance-based vesting component, which for 2016 required that Patterson-UTI achieve Adjusted EBITDA of at least $100 million for the nine months ending December 31, 2016, $150 million for the twelve months ending December 31, 2017 or $150 million for the twelve months ending December 31, 2018. The performance units granted in 2016 are to be settled with shares of stock, with the number of shares to be issued based on Patterson-UTI’s total stockholder return at the end of the third year following the grant relative to the total stockholder return for our peer group of companies. Subject to a limited change-of-control exception, no payout will be provided on the performance units granted in 2016 unless total shareholder return is positive for the performance period and, when compared to our peer group, Patterson-UTI’s relative total stockholder return is at least at the 25th percentile, except that if Patterson-UTI’s total stockholder return is negative and, when compared to our peer group, is at or above the 25th percentile, then the payout will be one-half of the number shares that would have been issued had Patterson-UTI’s total shareholder return been positive.

We have also adopted the following additional practices regarding equity grants:

•	Grants will not vest in less than one year.
•	Options will not be re-priced or exchanged.
•

Equity grants are subject to claw-back in the event that the Board learns that any misconduct by the Named Executive Officer contributed to Patterson-UTI having to restate all or a portion of its financial statements.

•	Options are to have exercise prices equal to or greater than the fair market value of a share of our common stock on the date of grant.
•

Performance targets are not to be modified other than to give effect to acquisition or disposition of businesses or similar structural changes — market condition changes will not result in changes in performance targets.

As discussed above, the Compensation Committee did not grant stock options under the LTI program for 2017. The determination not to award stock options was based on several factors, including: (i) a much higher rate of share usage and shareholder dilution, and (ii) a decline during the last several years in the prevalence of stock options among our peers. Recognizing that most peer companies had made the same determination not to award stock options, the Compensation Committee believes the new approach is consistent with best practices, aligns shareholders and management, and better aligns the compensation and corporate objectives.

Overview of 2016 Performance and Compensation

As noted above under “Executive Summary” and “Business”, Patterson-UTI performed exceptionally well in 2016 in the face of a very challenging drilling and energy services marketplace. In addition to the financial and operational successes, Patterson-UTI’s stock provided a strong performance relative to our industry peers in 2016. For the one-year period ended December 31, 2016, Patterson-UTI had a total shareholder return in the 89th percentile among our peer group and delivered the highest total shareholder return among those peers for the two- and three- year periods ended December 31, 2016.

2016 Cash Compensation

As discussed above, in addition to their base salaries, the top four NEOs historically participated in a variable cash bonus program based on Adjusted EBITDA and additional performance measurements. For 2016, the Compensation Committee set an Adjusted EBITDA threshold amount of $150 million, which was generally around 60% of our initial budgeted Adjusted EBITDA. As a result of the cyclical nature of our business and the very strong correlation between oil and natural gas prices and our financial results, the threshold Adjusted EBITDA amount has frequently changed from one year to the next in-line with our budgeted expectations of activity for the year. Even though the threshold Adjusted EBITDA has fluctuated from year to year, the rigor of the metric has been maintained on the same level and remained challenging. Accordingly, due to the severe downturn in our industry and expectations for 2016, the Adjusted EBITDA threshold amount for 2016 was less than the threshold amount for 2015. The Compensation Committee then set a team maximum bonus potential as a percent of Adjusted EBITDA. Our allocation among the top four NEOs in 2016 was a team maximum bonus potential of up to 0.81% of Adjusted EBITDA.

Under the terms of the Company’s 2016 cash compensation plan described above, the top four NEOs earned cash payments in respect of 2016 based on a performance factor equal to 0.81% of Patterson-UTI’s Adjusted EBITDA of $212.277 million for 2016. The total bonus pool was further reduced to reflect the 40% reduction in Mr. Siegel’s bonus from that calculated using the legacy team allocation formula. This bonus pool amount reflected the Compensation Committee’s judgment that executive management had demonstrated exceptional performance and results in 2016 in leading Patterson-UTI through the severe contraction in the energy industry and positioning Patterson-UTI for a recovery. In particular, the Compensation Committee noted the management team’s exemplary efforts in reducing and controlling costs in a rapidly declining market, their ability to maintain market share and operational profitability in a market where many companies are operating at cash losses and continued industry leadership in safety performance. In determining the performance factor for 2016, the Compensation Committee considered many metrics including those described in detail above.

The Compensation Committee also considered the specific performance of each of the individuals and the performance assessments recommendations of Mr. Siegel and Mr. Hendricks on the team’s performance. Confirming Patterson-UTI’s direct tie between financial performance and executive compensation, the total amount of the Named Executive Officer bonus pool for 2016 was reduced by 79%, or over $5.5 million, from 2014 and by 62%, or over $2.4 million, from 2015.

2016 CASH COMPENSATION

Name	Salary	Adjusted EBITDA Incentive (Percentage of Company Adjusted EBITDA)	Variable Cash Compensation Based on Adjusted EBITDA(1)	Total Cash Compensation
William A. Hendricks, Jr.	$600,000	0.2209%	$468,939	$1,068,939
John E. Vollmer III	$350,000	0.1473%	$312,626	$662,626
Mark S. Siegel	$350,000	0.1767%	$375,151	$725,151
Kenneth N. Berns	$265,000	0.1473%	$312,626	$577,626

(1)

The maximum amount that could be awarded to an individual under our 2016 cash-based incentive plan during a 12–month period was $5,000,000. In order to reach this maximum amount and assuming a total bonus pool equal to the top end of the range (equal to 0.81% of Adjusted EBITDA), Adjusted EBITDA of $2.3 billion in the case of Mr. Hendricks, $2.8 billion in the case of Mr. Siegel and $3.4 billion in the case of Messrs. Vollmer and Berns would have been needed. The target bonus amount presented in the Grants of Plan-Based Awards table is calculated for each of the respective officers based on Patterson-UTI’s actual Adjusted EBITDA for the fiscal year ended December 31, 2016, and the allocation formula applied to the bonus pool for distribution as noted above.

As discussed above, as a result of, the continued growth and evolution of Patterson-UTI’s business, the recent closing of the SSE acquisition, and elements of the executive compensation program not delivering the desired compensation results, the Compensation Committee modified the executive compensation program in 2017, including the cash compensation.

2016 Equity-Based Compensation

The Compensation Committee made the following equity-based grants in 2016 to Messrs. Hendricks, Vollmer, Siegel and Berns, considering Patterson-UTI’s 2016 financial results and comparative total shareholder return performance over the one-, two- and three-year periods ended March 31, 2016, and in the case of Mr. Hendricks, the Compensation Committee made an additional restricted stock grant in connection with his entry into an employment agreement in 2016.  Patterson-UTI desired to enter into an employment agreement with Mr. Hendricks to help insure that he would remain a long-term employee of the Company, and the additional restricted stock grant was awarded as an enticement for Mr. Hendricks to enter into the employment agreement.

2016 EQUITY-BASED GRANTS

	Restricted Stock(1)		Stock Options(2)		Performance Unit Awards(3)		Total
Name	# Shares	Value	# Shares	Value	# Shares	Value	Value
William A. Hendricks, Jr.	117,261	$2,182,818	315,400	$1,526,508	69,100	$1,439,353	$5,148,679
John E. Vollmer III	48,300	$895,482	189,100	$915,227	41,400	$862,362	$2,673,071
Mark S. Siegel	38,700	$717,498	151,300	$732,278	33,100	$689,473	$2,139,249
Kenneth N. Berns	48,300	$895,482	189,100	$915,227	41,400	$862,362	$2,673,071

(1)

Shares of restricted stock were awarded on April 26, 2016 and August 1, 2016 in the case of Mr. Hendricks and on April 26, 2016 in the case of Messrs. Vollmer, Siegel and Berns. The value indicated in the table is the value on the date of grant based on the closing price of Patterson-UTI’s common stock on the date of grant.

(2)	Options were awarded on April 26, 2016. The value indicated in the table was determined using the Black-Scholes option pricing model as of the date of grant.
(3)

Performance Units were awarded on April 26, 2016. The number of shares indicated in the table represents the target number of shares for each respective award. According to the terms of the awards, the actual number of shares earned by the recipient can range from zero shares to two times the target number of shares depending on how Patterson-UTI performs in terms of total stockholder return relative to its peer group. The value indicated in the table was determined based on a Monte-Carlo simulation model and represents the estimate of fair value on the date of grant.

The grant of restricted stock, options and performance units to the top four NEOs were made following the vesting, term and other criteria described above.

The performance units granted in 2016 to Messrs. Hendricks, Siegel, Vollmer and Berns provide for the issuance of a target of 69,100 shares of Common Stock to Mr. Hendricks, 33,100 shares of Common Stock to Mr. Siegel and 41,400 shares of Common Stock to each of Messrs. Vollmer and Berns, respectively, if Patterson-UTI’s total stockholder return over a three-year period is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If Patterson-UTI’s total stockholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. If Patterson-UTI’s total shareholder return is negative and, when compared to the peer group, is at or above the 25th percentile, then the recipients will receive one-half of the number of shares they would have received had Patterson-UTI’s total shareholder return been positive for the performance period. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis. Total stockholder return for Patterson-UTI for the 2016 performance unit grants is measured based on $100 invested in Common Stock on the first day of the performance period, with dividends reinvested. The performance period is the period from April 1, 2016 through March 31, 2019.

As discussed above, as a result of, the continued growth and evolution of Patterson-UTI’s business, the recent closing of the SSE acquisition, and elements of the executive compensation program not delivering the desired compensation results, the Compensation Committee modified the executive compensation program in 2017, including equity-based compensation.

Total Compensation and Relationship to Performance

The Compensation Committee considered the advice of Pearl Meyer when establishing its 2016 compensation program. In doing so, the Compensation Committee sought to offer a total compensation package (cash and long-term) for the top four NEOs as a group that would be commensurate with Patterson-UTI’s percentile performance versus peers. The Compensation Committee looked at financial and relative shareholder return performance over one-, two- and three-year bases, as noted below, in establishing the long-term incentive equity grants for 2016. When determining the size of 2016 equity incentive awards in April 2016, the Compensation Committee considered the following measures of relative performance for Patterson-UTI against our peers:

•	1 year Total Shareholder Return through March 31, 2016: 100th percentile
•	2 year Total Shareholder Return through March 31, 2016: 98th percentile
•	3 year Total Shareholder Return through March 31, 2016: 96th percentile

Although the Compensation Committee looked to various percentile ranges of compensation based on potential performance when setting compensation, the Compensation Committee does not target specific total compensation due to its emphasis on variable compensation, but would expect total compensation to be around the top quartile, assuming comparable performance and greater or lesser, depending on actual performance.

The Compensation Committee established the 2016 equity incentive awards at a level that would deliver value to the top four NEOs at an approximate percentile range approximating the total shareholder return percentile that Patterson-UTI achieves (as defined by the Committee in consultation with Pearl Meyer) relative to its peer group.

With respect to Mr. Holcomb, who serves as the President of Patterson-UTI’s contract drilling subsidiaries, the Compensation Committee determined his 2016 non-equity incentive compensation in a manner similar to the top four NEOs. The Compensation Committee set an Adjusted EBITDA threshold for the contract drilling business that must be achieved or Mr. Holcomb would not receive a bonus. The Compensation Committee also set a range of the percent of Adjusted EBITDA for the contract drilling segment that would be used to determine the amount of any cash payout after the end of the performance period. The actual performance factor to be used was based on the achievement of contract drilling operational and financial performance toward Patterson-UTI’s business strategy and operational plans during the year. Any annual payout amount to Mr. Holcomb was limited to $5 million in a year.

For 2016, in recognition of the severe industry downturn, the Compensation Committee set a $150 million Adjusted EBITDA threshold for the contract drilling business and a performance factor range of 0.032% and 0.048% of Adjusted EBITDA for the contract drilling business. The Compensation Committee determined Mr. Holcomb’s 2016 non-equity incentive compensation to be 0.048% of Adjusted EBITDA for the contract drilling business based on Adjusted EBITDA of $232.116 million in 2016, his individual performance and the following factors specific to the Company’s contract drilling business:

•	Improved safety results and operational and cost efficiencies;
•	Substantial positive EBITDA during all four calendar quarters in 2016;
•	Timely and efficient scaling of the business during a severe industry downturn;
•	Management of reactivation costs and timely and efficient scaling of the business as demand improved;
•	Successful upgrading of rigs;
•	Increased training programs;
•	Reorganized drilling company management structure;
•	Generation of customers and management of existing relationships; and
•	Increased drilling company market share in and out of a severely contracting market.

The bonus amount reflects efforts towards achieving Patterson-UTI’s current and long-term objectives in its contract drilling business.

Mr. Holcomb’s equity-based, long-term incentive compensation was awarded in the form of restricted stock that vests in one-third increments over a three year period and is set forth in the “Grants of Plan-Based Awards Table” below.

Alignment of Realized Long-Term Incentive Value with Performance

While grant date, long-term incentive values approved by the Compensation Committee vary based upon our performance relative to peers, the realized value of long-term incentives — including the impact of changes in our stock price — can vary significantly depending upon both our relative and absolute total shareholder return performance.

In order to evaluate the alignment of realizable pay with performance relative to peers, we compared:

(1)	realizable long-term incentive value as a percent of grant date/target value for the three-year period from March 2014 — March 2017, and the five-year period from March 2012 — March 2017, to
(2)	our performance relative to our peer group over the same two periods.

Components of Relative Alignment Review
	Target/Grant Date Value	Realizable Long-term Incentive Value
Stock Options	Grant date value of target annual award	In-the-money value of options granted during period — valued at 3/31/2017
Restricted Stock	Grant date value of target annual award	Value of all shares granted during period at 3/31/2017
Performance Units	Grant date value of target annual award	• Amount earned: for plans granted and earned based on performance during period • Target award: for plans granted during period but still outstanding at end of period — valued at 3/31/2017

As shown in the two charts below, as a result of the precipitous industry-wide decline in stock prices that began in the second half of 2014, realizable long-term incentive value for our top four NEOs fell below the expected “fairway” and slightly above 100% of the original grant date value, despite our strong performance relative to our 2016 peer group during the period shown on the charts. This outcome further demonstrates the alignment of our executive compensation program with the interests of our stockholders.

Top Four NEOs Realizable Long-term Incentive Value Versus

Performance Against Peers

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its NEOs. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The NEOs of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan.

Other Policies and Practices Supporting Strong Compensation Governance

Share Ownership Guidelines and Stock Holding Requirements for Chief Executive Officer, Other Executive Officers and Directors

Our Nominating and Corporate Governance Committee has enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. The guidelines require our Chief Executive Officer to own a number of shares of our common stock having a value at least equal to five times his or her base salary. The Chief Executive Officer has five years from the adoption of these guidelines, or the date of appointment to the chief executive position, whichever is later, to satisfy the ownership guidelines.

The guidelines also require officers and directors to hold at all times, subject to a five year phase-in from the date first elected to the applicable position, at least the following number of shares of Common Stock:

•	President and Chief Executive Officer	Number of shares equal to 5 times base salary
•	Executive Chairman	120,000 shares
•	COO/Executive Vice Presidents/Senior Vice Presidents (other than the General Counsel)	60,000 shares
•	General Counsel/President — Drilling	30,000 shares
•	Outside Directors	10,000 shares

For purposes of these ownership guidelines, equity incentive awards that have both time-based vesting and performance-based vesting are counted when the performance-based component has been satisfied. Unvested equity incentive awards that have only time-based vesting are counted and unearned performance-based incentive awards are not counted. In addition, each executive officer and director is required to maintain ownership of the net after-tax shares of Common Stock acquired from Patterson-UTI pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.

Each of the NEOs and Directors was in compliance with these guidelines as of the date of this proxy statement.

Clawback Policy

As provided for in Patterson-UTI’s Corporate Governance Guidelines and set forth in written agreements with its executive officers, Patterson-UTI has implemented a claw-back policy that allows for the recovery of bonus, severance or incentive based compensation from an executive officer in the event the Board of Directors learns that any misconduct by such executive officer contributed to Patterson-UTI having to restate all or a portion of its financial statements. The Board will take such action as it deems necessary to remedy the misconduct, prevent its recurrence, and if it deems appropriate based on the relevant facts and circumstances, take remedial action against such executive officer, which may include requiring the reimbursement of any bonus or incentive compensation awarded to such executive officer or effect the cancellation of stock awards previously granted to such executive officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) such executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to such executive officer had the financial results been properly reported would have been lower than the amount actually awarded.

In addition to a stand-alone policy, Patterson-UTI’s 2005 Long-Term Incentive Plan, 2014 Long-Term Incentive Plan and, if approved, the Amended and Restated Plan, provide that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse Patterson-UTI that amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Pay for Performance

The Compensation Committee believes that the actual pay received by our NEOs has historically been appropriately linked to performance and a significant amount of pay was at risk for our NEOs under our incentive compensation plan design. As noted in the summary of the new executive compensation program, the Compensation Committee concluded that while the Prior Compensation Plan did provide a direct link between Patterson-UTI’s cash generation and bonus compensation, it did not provide the desired compensation link between the Patterson-UTI’s outstanding top tier performance and actual compensation. This result under the Prior Compensation Plan was one of the rationales for the changes that the Compensation Committee has made for 2017.

Anti-Hedging Policy

Patterson-UTI has an anti-hedging policy. Our directors and executive officers may not purchase, sell or write options on Patterson-UTI securities or engage in transactions in other third-party derivative securities with respect to Patterson-UTI securities.

Anti-Pledging Policy

Patterson-UTI has an anti-pledging policy. Our directors and executive officers may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account.

Perquisites and Personal Benefits

The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites totaling more than $10,000, except that Mr. Holcomb received an automobile allowance of $13,398 in 2016 and $12,000 in each of 2015 and 2014. Accordingly, except for the automobile allowance, the perquisites do not meet the threshold that would require disclosure in the Summary Compensation Table below.

Employment-Related Agreements and Other Matters

Change in Control, Severance and Employment Agreements

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI has entered into change-in-control agreements with Messrs. Siegel, Berns and Vollmer and employment agreements with Messrs. Holcomb and Hendricks that contain change-in-control provisions, as further described in “Employment-Related Agreements” below. Patterson-UTI believes that such agreements may under certain circumstances protect Patterson-UTI’s interest by discouraging the NEOs from leaving employment out of concern for the security of their jobs or being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

As was customary when the change in control agreements with Messrs. Siegel, Berns and Vollmer were entered into more than ten years ago, each change-in-control agreement provides the executive with a full gross-up payment for any excise taxes imposed on payments and benefits received under the change-in-control agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Messrs. Hendricks in 2016 and Mr. Holcomb in 2017, which are described below, do not include a tax gross-up provision.

Severance Agreements. In order to address prior severance agreements between UTI Energy Corp. and each of Messrs. Siegel, Berns and Vollmer, Patterson-UTI has entered into written letter agreements with each of these executives pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change-in-control agreements referenced above.

Employment Agreements. Patterson-UTI entered into an employment agreement with Mr. Hendricks in August 2016 and with Mr. Holcomb in January 2017. Each employment agreement generally has an initial three-year term, subject to automatic annual renewal. The employment agreement with Mr. Hendricks provides for an annualized salary of 600,000 per year, subject to any increases that may be granted in the future (his annualized salary was increased to $1,000,000 per year in May 2017), and the employment agreement with Mr. Holcomb provides for an annualized salary of $465,000, subject to any increases that may be granted in the future. Under specified circumstances, Patterson-UTI may terminate the executive’s employment under his employment agreement for cause (as defined in the employment agreement). The employment agreement also provides for, among other things, severance payments and the continuation of certain benefits following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in the employment agreement). As discussed above and in more detail below, the employment agreements contain change in control provisions.

We believe the change-in-control agreements, severance agreements and the employment agreements are important components of our overall executive compensation program. The employment agreements currently in effect set forth the manner by which the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the executive officer’s employment. We believe that severance protections, particularly in the context of a change-in-control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

Please see “Employment-Related Agreements” below for further description of the change-in-control agreements, severance agreements and employment agreements.

Section 162(m) Considerations

In considering compensation decisions for the executive management of Patterson-UTI, we routinely consider the potential effect of Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limitation on corporate tax deductions for non-performance based compensation to certain officers that exceeds $1 million that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. While Patterson-UTI does not design its compensation programs for tax purposes, Patterson-UTI does design its plans to be tax efficient for Patterson-UTI where possible. However, the Compensation Committee believes that tax deduction limitations should not compromise Patterson-UTI’s ability to establish and maintain appropriate executive compensation programs and reserves the right to award non-deductible compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the year ended December 31, 2016, an officer or employee of Patterson-UTI or any of its subsidiaries, or was formerly an officer of Patterson-UTI or any of its subsidiaries, or had any relationships requiring disclosure by Patterson-UTI under Item 404 of Regulation S-K.

During the year ended December 31, 2016, none of Patterson-UTI’s executive officers served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Patterson-UTI.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chairman

Charles O. Buckner

Michael W. Conlon

Curtis W. Huff

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2016 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
William Andrew Hendricks, Jr.	2016	$600,000	$—	$3,622,171	(5)	$1,526,508	$468,939	$10,600		$6,228,218
President & Chief	2015	$600,000	$—	$2,860,622		$1,508,164	$1,238,885	$10,600		$6,218,271
Executive Officer	2014	$600,000	$—	$3,579,705		$1,178,854	$1,912,639	$10,400		$7,281,598
John E. Vollmer III	2016	$350,000	$—	$1,757,844	(6)	$915,227	$312,626	$10,600		$3,346,297
Executive Vice President —	2015	$350,000	$—	$1,714,691		$904,898	$825,924	$10,600		$3,806,113
Corporate Development,	2014	$350,000	$—	$2,386,470		$785,903	$1,275,093	$10,400		$4,807,866
Chief Financial Officer & Treasurer
Mark S. Siegel	2016	$350,000	$—	$1,406,971	(7)	$732,278	$375,151	$—		$2,864,400
Chairman of the Board	2015	$350,000	$—	$2,285,577		$1,206,531	$991,108	$—		$4,833,216
	2014	$350,000	$—	$4,772,940		$1,571,806	$2,550,186	$—		$9,244,932
Kenneth N. Berns	2016	$265,000	$—	$1,757,844	(6)	$915,227	$312,626	$—		$3,250,697
Executive Vice President —	2015	$265,000	$—	$1,714,691		$904,898	$825,924	$—		$3,710,513
Chief Commercial Officer	2014	$265,000	$—	$2,386,470		$785,903	$1,275,093	$—		$4,712,466
James M. Holcomb	2016	$325,000	$—	$890,110	(8)	$—	$111,416	$23,998	(9)	$1,350,524
President — Patterson-UTI	2015	$325,000	$—	$750,600		$—	$237,874	$22,600	(9)	$1,336,074
Drilling Company LLC	2014	$325,000	$—	$1,057,314		$—	$343,111	$22,400	(9)	$1,747,825

(1)

Amounts include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the Named Executive Officer in the fiscal years ended December 31, 2016, 2015 and 2014 and with respect to performance units awarded to Messrs. Hendricks, Vollmer, Siegel and Berns in the fiscal years ended December 31, 2016, 2015 and 2014. Performance conditions for all awards of restricted stock had been satisfied as of December 31, 2016. For additional information related to the assumptions used and valuation of restricted stock and performance units, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)

Amounts represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2016, 2015 and 2014. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes-Merton option pricing model, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)

Represents annual cash bonuses earned for the fiscal years ended December 31, 2016, 2015 and 2014. The bonus plan in each of those fiscal years for the top four Named Executive Officers provided for a bonus pool based on Adjusted EBITDA, subject to a minimum Adjusted EBITDA of $150 million for 2016, $400 million for 2015 and $500 million for 2014. The bonus pool was allocated among the participants based on a pre-determined sharing percentage. The total amount paid from the bonus pool to Messrs. Hendricks, Vollmer, Siegel and Berns was $1.47 million for 2016, $3.88 million for 2015 and $7.01 million for 2014. The bonus plan in each of those fiscal years for Mr. Holcomb provided for a bonus based on Adjusted EBITDA for Patterson-UTI’s contract drilling business, subject to a minimum Adjusted EBITDA of $150 million for 2016, $300 million for 2015 and $400 million for 2014.

(4)	Amounts reflect contributions to a 401(k) plan by Patterson-UTI.
(5)

Amount includes $1,494,324 related to an award of shares of restricted stock, $688,494 related to an award of shares of restricted stock and $1,439,353 related to an award of performance units during 2016. Assuming maximum performance, the value of the performance unit award would be $2,878,706.

(6)

Amount includes $895,482 related to an award of shares of restricted stock and $862,362 related to an award of performance units during 2016. Assuming maximum performance, the value of the performance unit award would be $1,724,724.

(7)

Amount includes $717,498 related to an award of shares of restricted stock and $689,473 related to an award of performance units during 2016. Assuming maximum performance, the value of the performance unit award would be $1,378,946.

(8)	Amount reflects an award of shares of restricted stock.
(9)	Amount includes $10,600 contributed to a 401(k) plan by Patterson-UTI and an automobile allowance of $13,398.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2016 to the Named Executive Officers:

Grants of Plan-Based Awards

									All Other	All Other
	Estimated Future Payouts								Stock Awards:	Option Awards:	Exercise or	Grant Date
	under				Estimated Future Payouts under				Number of	Number of	Base Price	Fair Value of
	Non-equity Incentive Plan Awards				Equity Incentive Plan Awards				Shares of	Securities	of Option	Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)	Stock or Units (#)(4)	Underlying Options (#)(5)	Awards ($/Sh)	Option Awards ($)(6)
William Andrew Hendricks, Jr	2/07/16	(1)	$225,000	$468,939	$5,000,000	—	—	—	—	—	—	—
	4/26/16	(2)	—	—	—	34,550	69,100	138,200	—	—	—	$1,439,353
	4/26/16		—	—	—	—	—	—	80,600	—	—	$1,494,324
	4/26/16		—	—	—	—	—	—	—	315,400	$18.54	$1,526,508
	8/01/16		—	—	—	—	—	—	36,661	—	—	$688,494
John E. Vollmer III	2/07/16	(1)	$150,000	$312,626	$5,000,000	—	—	—	—	—	—	—
	4/26/16	(2)	—	—	—	20,700	41,400	82,800	—	—	—	$862,362
	4/26/16		—	—	—	—	—	—	48,300	—	—	$895,482
	4/26/16		—	—	—	—	—	—	—	189,100	$18.54	$915,227
Mark S. Siegel	2/07/16	(1)	$180,000	$375,151	$5,000,000	—	—	—	—	—	—	—
	4/26/16	(2)	—	—	—	16,550	33,100	66,200	—	—	—	$689,473
	4/26/16		—	—	—	—	—	—	38,700	—	—	$717,498
	4/26/16		—	—	—	—	—	—	—	151,300	$18.54	$732,278
Kenneth N. Berns	2/07/16	(1)	$150,000	$312,626	$5,000,000	—	—	—	—	—	—	—
	4/26/16	(2)	—	—	—	20,700	41,400	82,800	—	—	—	$862,362
	4/26/16		—	—	—	—	—	—	48,300	—	—	$895,482
	4/26/16		—	—	—	—	—	—	—	189,100	$18.54	$915,227
James M. Holcomb	2/07/16	(3)	$48,000	$111,416	$5,000,000	—	—	—	—	—	—	—
	6/09/16		—	—	—	—	—	—	41,000	—	—	$890,110

(1)

The 2016 non-equity incentive cash bonus plan for the fiscal year ended December 31, 2016 was approved on February 2, 2016 for Messrs. Hendricks, Vollmer, Siegel and Berns. The bonus plan provided for a bonus pool based on a percentage of Adjusted EBITDA for the fiscal year ended December 31, 2016, subject to an Adjusted EBITDA threshold of $150 million. The Compensation Committee set an Adjusted EBITDA percentage range of approximately 0.55 to 0.81%, which percentage range was expressed prior to giving effect to the reduction in Mr. Siegel’s sharing percentage, with the actual percentage awarded to be based on the Compensation Committee’s assessment of Patterson-UTI’s and executive management’s progress toward and achievement of certain strategic and other objectives. The Compensation Committee determined the actual Adjusted EBITDA payment percentage to be 0.81% based on this assessment. The bonus pool was allocated among Messrs. Hendricks, Vollmer, Siegel and Berns based on a pre-determined sharing percentage, as adjusted to reflect a 40% reduction for Mr. Siegel as discussed in CD&A. The threshold amount presented in this table is calculated for the respective officer based on the approved allocation formula and an assumed Adjusted EBITDA of $150 million using 0.55% of Adjusted EBITDA (the bottom of the specified range) as set forth when the plan was approved due to the fact that the bonus plan provided for no payment if the Adjusted EBITDA threshold of $150 million was not satisfied. The target amount is calculated based on Patterson-UTI’s actual Adjusted EBITDA for the fiscal year ended December 31, 2016, the actual Adjusted EBITDA percentage as determined by the Compensation Committee and the allocation formula applied to the bonus pool for distribution. The cash bonuses awarded from the bonus pool were awarded under the 2014 LTIP, which was designed to meet the requirements of Section 162(m) of the Code. Accordingly, if the $150 million Adjusted EBITDA performance goal was achieved, the Compensation Committee was authorized to approve payments to each of Messrs. Hendricks, Vollmer, Siegel and Berns up to $5 million, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the 2014 LTIP during a 12-month period, subject to reduction based on the percentage of the Adjusted EBITDA target set by the Compensation Committee.

(2)

On April 26, 2016, Patterson-UTI granted performance unit awards to Messrs. Hendricks, Vollmer, Siegel and Berns. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2016 through March 31, 2019. The performance goals are tied to Patterson-UTI’s total shareholder return for the performance period as compared to total shareholder return for our peer group determined by the Compensation Committee. The recipients will receive a target number of shares if Patterson-UTI’s total shareholder return is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If Patterson-UTI’s total shareholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis. If Patterson-UTI’s total shareholder return is negative and, when compared to the peer group, is at or above the 25th percentile, then the recipients will receive one-half of the number of shares they would have received had Patterson-UTI’s total shareholder return been positive.

(3)

The 2016 non-equity incentive cash bonus plan for Mr. Holcomb for the fiscal year ended December 31, 2016 was approved on February 2, 2016. The 2016 bonus plan for Mr. Holcomb provided for a bonus based on a percentage of Adjusted EBITDA for Patterson-UTI’s contract drilling business (“Adjusted Drilling EBITDA”) for the fiscal year ended December 31, 2016, subject to an Adjusted Drilling EBITDA threshold of $150 million. The Compensation Committee set a targeted Adjusted Drilling EBITDA percentage range of 0.032% to 0.048%. The actual percentage awarded was based on the Compensation Committee’s assessment of Mr. Holcomb’s individual performance and certain factors specific to the Patterson-UTI’s contract drilling business. The Compensation Committee set the Adjusted Drilling EBITDA payment percentage at 0.048% based on these criteria. The threshold amount presented in this table is calculated for Mr. Holcomb based on an assumed Adjusted Drilling EBITDA of $150 million using 0.032% of Adjusted Drilling EBITDA (the bottom of the specified range) as set forth when the plan was approved due to the fact that the bonus plan provided for no payment if the Adjusted Drilling EBITDA threshold of $150 million was not satisfied. The target amount is calculated based on actual Adjusted Drilling EBITDA for the fiscal year ended December 31, 2016, and the Adjusted Drilling EBITDA percentage as determined by the Compensation Committee. The cash bonus awarded to Mr. Holcomb was awarded under the 2014 LTIP, which was designed to meet the requirements of Section 162(m) of the Code. Accordingly, if the $150 million Adjusted Drilling EBITDA performance goal was achieved, the Compensation Committee was authorized to approve payment to Mr. Holcomb up to $5 million, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the 2014 LTIP during a 12-month period, subject to reduction based on the percentage of the Adjusted Drilling EBITDA target set by the Compensation Committee.

(4)

Shares of restricted stock were awarded pursuant to the 2014 LTIP. Ordinary dividends are paid on unvested shares of restricted stock. The rate at which these dividends are paid is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The shares awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three-year period as follows: one-third on April 26, 2017, and the remainder in equal monthly installments over the 24 months following April 26, 2017. The shares awarded to Mr. Holcomb vest over a three-year period as follows: one-third on June 9, 2017, one-third on June 9, 2018 and one-third on June 9, 2019.

(5)

Options were granted pursuant to the 2014 LTIP. Options awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three-year period as follows: one-third on April 26, 2017, and the remaining two-thirds in equal monthly installments over the 24 months following April 26, 2017.

(6)

The grant date fair value of restricted stock was based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of stock options was determined using the Black-Scholes option pricing model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718, with assumptions that are more fully described in Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.

The following table sets forth information concerning outstanding equity awards at December 31, 2016 for the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End

						Stock Awards
						Number			Equity Incentive		Equity Incentive
						of Shares			Plan Awards:		Plan Awards: Market
	Option Awards					or Units of			Number of		or Payout Value of
	Number of Securities			Option		Stock		Market Value of	Unearned Shares,		Unearned Shares,
	Underlying Unexercised			Exercise	Option	That Have		Shares or Units of	Units or Other		Units or Other
	Options (#)			Price	Expiration	Not		Stock That Have	Rights that		Rights that Have
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Not Vested ($)(1)	Have Not Vested(2)		Not Vested ($)(1)
William Andrew Hendricks, Jr.	100,000	—		$17.27	04/01/22	157,322	(3)	$4,235,108	174,700	(4)	$4,702,924
	25,000	—		$15.82	09/30/22
	172,500	—		$22.88	04/21/23
	104,666	13,084	(5)	$33.10	04/21/24
	142,777	114,223	(6)	$20.33	04/20/25
	—	315,400	(7)	$18.54	04/25/26
John E. Vollmer III	150,000	—		$24.17	04/22/17	72,800	(8)	$1,959,776	107,500	(9)	$2,893,900
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	177,500	—		$14.83	04/26/20
	69,000	—		$31.20	04/25/21
	160,000	—		$16.20	04/23/22
	115,000	—		$22.88	04/21/23
	69,777	8,723	(5)	$33.10	04/21/24
	85,666	68,534	(6)	$20.33	04/20/25
	—	189,100	(7)	$18.54	04/25/26
Mark S. Siegel	300,000	—		$24.17	04/22/17	74,501	(10)	$2,005,567	139,900	(11)	$3,766,108
	238,000	—		$29.31	04/24/18
	350,000	—		$13.17	04/27/19
	355,000	—		$14.83	04/26/20
	138,000	—		$31.20	04/25/21
	320,000	—		$16.20	04/23/22
	230,000			$22.88	04/21/23
	139,555	17,445	(5)	$33.10	04/21/24
	114,222	91,378	(6)	$20.33	04/20/25
	—	151,300	(7)	$18.54	04/25/26
Kenneth N. Berns	150,000	—		$24.17	04/22/17	72,800	(8)	$1,959,776	107,500	(9)	$2,893,900
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	177,500	—		$14.83	04/26/20
	69,000	—		$31.20	04/25/21
	160,000	—		$16.20	04/23/22
	115,000	—		$22.88	04/21/23
	69,777	8,723	(5)	$33.10	04/21/24
	85,666	68,534	(6)	$20.33	04/20/25
	—	189,100	(7)	$18.54	04/25/26
James M. Holcomb	—	—		—	—	75,434	(12)	$2,030,683	—		—

(1)	Based on the closing price of Patterson-UTI Common Stock on December 31, 2016 of $26.92 per share.
(2)

As of December 31, 2016, performance unit awards had been granted to Messrs. Hendricks, Vollmer, Siegel and Berns. The 2014, 2015 and 2016 performance unit awards were granted on April 22, 2014, April 21, 2015 and April 26, 2016, respectively, and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to our peer group of companies at the time of grant for the performance period from April 1 of the grant year through March 31 of the third year following the grant. All performance unit awards provide for a target payout based on a target level of total shareholder return compared to the peer group. The amounts presented in this column represent the target payout under the performance unit awards. Based on Patterson-UTI’s total shareholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares. For the Performance Units awarded prior to 2016, there is no payout unless Patterson-UTI’s total shareholder return is positive and, when compared to the peer group, is at or above the 25th percentile. For the Performance Units granted in 2016, if Patterson-UTI’s total shareholder return is negative and, when compared to the peer group, is at or above the 25th percentile, then the recipients will receive one-half of the number of shares they would have received had Patterson-UTI’s total shareholder return been positive.

(3)

These shares of restricted stock vest as follows: 7,083 shares in equal monthly installments from January 22, 2017 through April 22, 2017; 32,978 shares in equal monthly installments from January 21, 2017 through April 21, 2018; 26,866 shares on April 26, 2017; 53,734 shares in equal monthly installments from May 26, 2017 through April 26, 2019; 12,220 shares on August 1, 2017 and 24,441 shares in equal monthly installments from September 1, 2017 through August 1, 2019.

(4)	Amount includes 42,000 shares related to the 2014 performance unit award, 63,600 shares related to the 2015 performance unit award and 69,100 shares related to the 2016 performance unit award.
(5)	These options vest in equal monthly installments from January 22, 2017 through April 22, 2017.
(6)	These options vest in equal monthly installments from January 21, 2017 through April 21, 2018.
(7)	These options vest as follows: one-third on April 26, 2017 and the remainder in equal monthly installments over the 24 months following April 26, 2017.
(8)

These shares of restricted stock vest as follows: 4,722 shares in equal monthly installments from January 22, 2017 through April 22, 2017; 19,778 shares in equal monthly installments from January 21, 2017 through April 21, 2018; 16,100 shares on April 26, 2017 and 32,200 shares in equal monthly installments from May 26, 2017 through April 26, 2019.

(9)	Amount includes 28,000 shares related to the 2014 performance unit award, 38,100 shares related to the 2015 performance unit award and 41,400 shares related to the 2016 performance unit award.
(10)

These shares of restricted stock vest as follows: 9,445 shares in equal monthly installments from January 22, 2017 through April 22, 2017; 26,356 shares in equal monthly installments from January 21, 2017 through April 21, 2018; 12,900 shares on April 26, 2017 and 25,800 shares in equal monthly installments from May 26, 2017 through April 26, 2019.

(11)	Amount includes 56,000 shares related to the 2014 performance unit award, 50,800 shares related to the 2015 performance unit award and 33,100 shares related to the 2016 performance unit award.
(12)	These shares of restricted stock vest as follows: 36,100 shares on June 9, 2017; 25,667 shares on June 9, 2018 and 13,667 shares on June 9, 2019.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2016 for the Named Executive Officers:

Option Exercises and Stock Vested

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	72,056	$1,402,544
John E. Vollmer III	—	$—	45,277	$879,827
Mark S. Siegel	—	$—	74,055	$1,429,641
Kenneth N. Berns	—	$—	45,277	$879,827
James M. Holcomb	—	$—	34,433	$747,540

(1)

Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day the respective shares vested; provided that if the stock market was closed on the day the respective shares vested, the value realized on vesting is based on the closing price of Patterson-UTI common stock on the day immediately prior to the day the respective shares vested.

NO PENSION BENEFITS OR NONQUALIFIED DEFERRED COMPENSATION

Patterson-UTI does not provide any pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2016. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2016 with respect to the directors of Patterson-UTI who are not executive officers:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)	Total ($)
Charles O. Buckner	$63,333	$45,240	$43,276	$—	$151,849
Michael W. Conlon	$49,166	$45,240	$43,276	$—	$137,682
Curtis W. Huff	$78,333	$45,240	$43,276	$—	$166,849
Terry H. Hunt	$63,333	$45,240	$43,276	$—	$151,849
Tiffany J. Thom	$48,333	$45,240	$43,276	$—	$136,849

(1)

Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the directors in the fiscal year ended December 31, 2016. For additional information related to the assumptions used and valuation of restricted stock, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Messrs. Buckner, Conlon, Huff and

Hunt and Ms. Thom each received an award of 3,000 shares of restricted stock on January 1, 2016 with a market value of $15.08 per share. The shares awarded to Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom fully vested on January 1, 2017. As of December 31, 2016, Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom each held 3,000 unvested shares of restricted stock.

(2)

Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the directors in the fiscal year ended December 31, 2016. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes-Merton option pricing model, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom each received options to purchase 10,000 shares of stock on January 1, 2016 with a fair value of $4.33 per share. The options awarded to Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom fully vested on January 1, 2017. As of December 31, 2016, Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom held the following options to purchase shares of Common Stock:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Total
Charles O. Buckner	80,000	10,000	90,000
Michael W. Conlon	40,000	10,000	50,000
Curtis W. Huff	60,000	10,000	70,000
Terry H. Hunt	80,000	10,000	90,000
Tiffany J. Thom	20,000	10,000	30,000

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors.

Prior to October 2016, the compensation for the non-employee directors was as follows: Each non-employee director received annual cash compensation of $35,000 and (i) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control) and (ii) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock on the grant date. The option had a 10-year term, vested after one-year (subject to acceleration in certain limited situations, including a change of control) and contained a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). Each non-employee director that served on the Audit Committee or the Compensation Committee received additional annual cash compensation of $10,000 per committee on which he or she served, with the chairman of each such committee receiving $15,000. The Lead Director received additional annual cash compensation of $20,000.

In October 2016, the Board of Directors approved modifications to the non-employee director compensation program, such that current compensation for the directors is as follows: Each non-employee director receives annual cash compensation of $75,000 and shares of restricted stock on January 1 of each year with a grant date value of $175,000, subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he or she serves, with the Chair of each such committee receiving $15,000. The Chair of the Nominating and Corporate Governance Committee receives additional annual cash compensation of $10,000. The Lead Director receives additional annual cash compensation of $20,000.

EMPLOYMENT-RELATED AGREEMENTS

Change in Control, Employment and Severance Agreements

Change in Control Agreements with Messrs. Siegel, Berns and Vollmer

Patterson-UTI has Change in Control Agreements with Messrs. Siegel, Berns and Vollmer (each agreement, a “CIC Agreement” and collectively, the “CIC Agreements”). The CIC Agreements were entered into to protect these executives should a change in control occur, thereby encouraging such executive to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

Each CIC Agreement generally has an initial term with automatic twelve-month renewals unless Patterson-UTI notifies the executive at least ninety days before the end of such renewal period that the term will not be extended. If a change in control of Patterson-UTI occurs during the term of the CIC Agreement and the executive’s employment is terminated (i) by Patterson-UTI other than for cause or other than automatically as a result of death, disability or retirement, or (ii) by the executive for good reason (as those terms are defined in the CIC Agreements), then the executive shall generally be entitled to, among other things:

•

a bonus payment equal to the highest bonus paid after the CIC Agreement was entered into (such bonus payment for each executive prorated for the portion of the fiscal year preceding the termination date);

•

a payment equal to 2.5 times (in the case of Mr. Siegel) or 2 times (in the case of Messrs. Berns and Vollmer) the sum of (i) the highest annual salary in effect for such executive and (ii) the average of the three annual bonuses earned by the executive for the three fiscal years preceding the termination date; and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Mr. Siegel) or two years (in the case of Messrs. Berns and Vollmer).

As was customary when the CIC Agreements were entered into more than ten years ago, each CIC Agreement provides the executive with a full gross-up payment for any excise taxes imposed on payments and benefits received under the CIC Agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax-gross ups in connection with compensation arrangements, and the employment agreements entered into with Mr. Hendricks in 2016 and Mr. Holcomb in 2017, which are described below, do not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•

an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding common stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•

a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•

a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

Severance Agreements with Messrs. Siegel, Berns and Vollmer

In order to address prior severance agreements between UTI Energy Corp. and each of Messrs. Siegel, Berns and Vollmer, Patterson-UTI has entered into written letter agreements with each of these executives pursuant to which Patterson-UTI has agreed to pay each such executive within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the CIC Agreements.

Employment Agreements with Messrs. Hendricks and Holcomb

Patterson-UTI has Employment Agreements with Messrs. Hendricks and Holcomb. Each Employment Agreement generally has an initial three-year term, subject to automatic annual renewal. The executive may terminate his employment under his Employment Agreement by providing written notice of such termination at least 30 days before the effective date of such termination. Under specified circumstances, Patterson-UTI may terminate the executive’s employment under his Employment Agreement for cause (as defined in the Employment Agreement) by either (i) providing written notice 10 days before the effective date of such termination and by granting at least 10 days to cure the cause for such termination or (ii) by providing written notice of such termination at least 30 days before the effective date of such termination and by granting at least 20 days to cure the cause for such termination, provided that if the matter is reasonably determined by Patterson-UTI to not be capable of being cured, the executive may be terminated for cause on the date the written notice is delivered. The Employment Agreement also provides for, among other things, severance payments and the continuation of certain benefits following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in each Employment Agreement). Under these provisions, if the executive’s employment is terminated by Patterson-UTI without cause, or the executive terminates his employment for good reason:

•

the executive will have the right to receive a lump-sum payment consisting of 3 times (in the case of Mr. Hendricks) or 2.5 times (in the case of Mr. Holcomb) the sum of (i) his base salary and (ii) the average annual cash bonus received by him for the three years prior to the date of termination,

•

the executive will have the right to receive a pro-rated lump-sum payment equal to his annual cash bonus based on actual results for the year, payable at the same time as annual cash bonuses are paid to active employees,

•	Patterson-UTI will accelerate vesting of all options, restricted stock and performance unit awards on the 60th day following the executive’s termination, and
•	Patterson-UTI will pay the executive certain accrued obligations and certain obligations pursuant to the terms of employee benefit plans.

If a termination by Patterson-UTI other than for cause or by the executive for good reason occurs following a change in control (which is defined in a substantially similar manner to the definition in the CIC Agreements, and which for Mr. Holcomb also includes a change in control in certain circumstances of Patterson-UTI Drilling Company LLC), the executive will generally be entitled to the same severance payments and benefits described above except that the pro-rated lump-sum payment for annual cash bonuses will be based on his highest annual cash bonus for the last three years, and the executive will be entitled to 36 months (in the case of Mr. Hendricks) or 30 months (in the case of the Mr. Holcomb) of subsidized benefits continuation coverage.

Equity Award Agreements with Named Executive Officers

All unvested stock options and restricted stock awards held by Messrs. Siegel, Hendricks, Berns and Vollmer vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, Messrs. Hendricks, Vollmer, Siegel and Berns would receive the target number of shares issuable thereunder. All restricted stock and performance unit awards held by the Named Executive Officers provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. With respect to Mr. Hendricks, such a termination at December 31, 2016 would have resulted in the accelerated vesting of 24,715 shares of restricted stock with a fair value of $665,328. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2016 would have resulted in the accelerated vesting of 11,802 shares of restricted stock with a fair value of $317,710. With respect to Mr. Siegel, such a termination at December 31, 2016 would have resulted in the accelerated vesting of 10,151 shares of restricted stock with a fair value of $273,265. With respect to Mr. Holcomb, such a termination at December 31, 2016 would have resulted in the accelerated vesting of 20,287 shares of restricted stock with a fair value of $546,126. In the event of termination of employment due to death or disability, the holders of performance units would vest in the portion of the performance unit award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Potential Payments Upon a Termination or Change in Control

Amounts that each of the Named Executive Officers would be entitled to under the CIC Agreements (or in the case of Messrs. Hendricks and Holcomb, the Employment Agreements) and other award agreements if a change in control had occurred as of December 31, 2016 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the CIC Agreements or in the case of Messrs. Hendricks and Holcomb, the Employment Agreements, and other award agreements) are reflected in the following table:

Potential Payments Upon a Change in Control

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Other Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr	$1,912,639	$6,710,467	$3,395,782	$4,235,108	$4,702,924	$28,068	$20,984,988
John E. Vollmer III	$1,397,022	$2,882,430	$2,036,297	$1,959,776	$2,893,900	$18,712	$11,188,137
Mark S. Siegel	$2,794,044	$5,780,459	$1,870,075	$2,005,567	$3,766,108	$—	$16,216,253
Kenneth N. Berns	$1,397,022	$2,712,430	$2,036,297	$1,959,776	$2,893,900	$—	$10,999,425
James M. Holcomb(6)	$343,111	$1,897,269	$—	$2,030,683	$—	$22,349	$4,293,412

(1)

In the case of Messrs. Hendricks and Holcomb, the assumed bonus is equal to the highest annual bonus paid in the three years prior to 2016. In the case of Messrs. Vollmer, Siegel and Berns, the assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreements were entered into through December 31, 2016.

(2)

The assumed salary and bonus payment represents 3.0 times (in the case of Mr. Hendricks), 2.5 times (in the case of Messrs. Siegel and Holcomb) or 2.0 times (in the case of Messrs. Vollmer and Berns) of the sum of the 2016 salary in effect for each employee (except in the case of Mr. Holcomb, the 2017 salary was used because it was increased effective January 1, 2017) and the average of the annual bonuses earned by each employee for 2015, 2014 and 2013. Bonus amounts earned in 2016 were not considered in this calculation as they were not determined until after December 31, 2016.

(3)

Each of the option and stock award agreements for Messrs. Hendricks, Vollmer, Siegel and Berns provide that unvested options and awards will vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI common stock at December 31, 2016.

(4)

Share settled performance units awarded to Messrs. Hendricks, Vollmer, Siegel and Berns in 2014, 2015 and 2016, include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2016, valued at the December 31, 2016 closing price of Patterson-UTI common stock of $26.92 per share.

(5)

Messrs. Hendricks, Vollmer and Holcomb participated in Patterson-UTI’s health and welfare plans as of December 31, 2016. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks, 30 months in the case of Mr. Holcomb and two years in the case of Mr. Vollmer. No tax gross-up payments would have been payable to Messrs. Siegel, Vollmer or Berns under the terms of their CIC Agreements.

(6)	The amounts for Mr. Holcomb assume his employment agreement that was entered into in January 2017 was in effect as of December 31, 2016.

In the event of a termination of employment of Messrs. Siegel, Berns or Vollmer for any reason, including voluntary termination, such executive would be entitled to an amount in cash equal to his annual base salary at the time of such termination. Any such payment made by Patterson-UTI will reduce dollar for dollar any payment owed to such person that is reflect in the table above. In the case of Messrs. Hendricks or Holcomb, if the executive’s employment was terminated by Patterson-UTI other than for cause or terminated by the executive for good reason (as defined in the Employment Agreement) and not in connection with a change-in-control, then the executive would be entitled to the same potential payments and benefits as set forth in the table above, except that Mr. Hendricks’ cash payment would be lower by $1,443,700 and Mr. Holcomb’s cash payment would be lower by $231,695 as a result of the calculation of the bonus payment for the year in which the termination occurred.

With respect to Messrs. Hendricks or Holcomb, the foregoing severance benefits (other than the accrued obligations and benefit obligations) are conditioned on the executive’s execution of a release within 50 days of his termination that is not revoked during any applicable revocation period provided in such release. Their employment agreements also contain covenants and restrictions, including non-competition and non-solicitation provisions pursuant to which the executive will not be permitted to compete with Patterson-UTI in certain circumstances for a period of one year following termination of employment.

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with Messrs. Hendricks, Vollmer, Siegel and Berns and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 605,000 shares of such Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and Executive Vice President – Chief Commercial Officer of Patterson-UTI, is an executive of REMY Investors.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 10, 2017, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
BlackRock, Inc.	12,613,308	(1)	5.9%
Dimensional Fund Advisors LP	12,257,747	(2)	5.8%
The Vanguard Group	11,926,415	(3)	5.6%
Wellington Management Group LLP	11,103,499	(4)	5.2%
Directors and Named Executive Officers:
William Andrew Hendricks, Jr.	1,374,493	(5)	*
John E. Vollmer III	2,079,364	(6)	*
Mark S. Siegel	3,866,686	(7)	1.8%
Kenneth N. Berns	1,738,786	(8)	*
James M. Holcomb	286,106	(9)	*
Charles O. Buckner	118,511	(10)	*
Michael W. Conlon	77,500	(11)	*
Curtis W. Huff	162,184	(12)	*
Terry H. Hunt	139,371	(13)	*
Tiffany J. Thom	45,500	(14)	*
All directors and executive officers as a group (11 persons)	10,115,135	(15)	4.6%

*	indicates less than 1.0%
(1)

Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 25, 2017. According to the report, BlackRock, Inc. has sole voting power with respect to 12,070,207 shares and sole dispositive power with respect to 12,613,308 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)

Based solely on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 9, 2017. According to the report, Dimensional Fund Advisors LP has sole voting power with respect to 12,075,938 shares and sole dispositive power with respect to 12,257,747 shares. The address of the principal business office of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(3)

Based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017. According to the report, The Vanguard Group has sole voting power with respect to 88,296 shares, shared voting power with respect to 16,743 shares, sole dispositive power with respect to 11,828,938 shares and shared dispositive power with respect to 97,477 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Based solely on a Schedule 13G/A filed by Wellington Management Group LLP (“Wellington Management Group”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Investment Advisors”) and Wellington Management Company LLP (“Wellington Management Company”, and together with Wellington Management Group, Wellington Holdings and Wellington Investment Advisors, the “Wellington Entities”) with the SEC on February 9, 2017. According to the report, Wellington Management Group, in its capacity as investment adviser, may be deemed to beneficially own 11,103,499 shares that are held of record by clients of certain affiliated investment advisors. Wellington Management Group, Wellington Holdings and Wellington Investment Advisors have shared power to vote or to direct the vote of 4,601,515 shares and shared power to dispose or to direct the disposition of 11,103,499 shares. Wellington Management Company has shared power to vote or to direct the vote of 4,318,026 shares and shared power to dispose or to direct the disposition of 10,664,076 shares. The address of the principal business office of the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(5)

Includes shares underlying stock options held by Mr. Hendricks that are presently exercisable or become exercisable within 60 days to purchase 723,516 shares. Does not include 264,134 shares underlying stock options held by Mr. Hendricks that are not presently exercisable and will not become exercisable within 60 days. Includes 409,887 shares of unvested restricted Common Stock held by Mr. Hendricks, over which he presently has voting power.

(6)

Includes shares underlying stock options held by Mr. Vollmer that are presently exercisable or become exercisable within 60 days to purchase 1,078,904 shares. Does not include 158,396 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within 60 days. Includes 169,194 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power. The Common Stock beneficially owned by Mr. Vollmer includes 200,000 shares held in trust(s) for which he is a trustee.

(7)

Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 605,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel that are presently exercisable or become exercisable within 60 days to purchase 1,995,326 shares. Does not include 149,574 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within 60 days. Includes 314,781 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power. The Common Stock beneficially owned by Mr. Siegel includes 49,900 shares held in trust(s) for which he is the trustee.

(8)

Includes shares underlying stock options held by Mr. Berns that are presently exercisable or become exercisable within 60 days to purchase 1,078,904 shares. Does not include 158,396 shares underlying stock options held by Mr. Berns that are not presently exercisable and will not become exercisable within 60 days. Includes 169,194 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. The Common Stock beneficially owned by Mr. Berns includes 140,000 shares held in trust(s) for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(9)	Includes 97,706 shares of unvested restricted Common Stock held by Mr. Holcomb, over which he presently has voting power.
(10)

Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 80,000 shares. Includes 6,500 shares of unvested restricted Common Stock held by Mr. Buckner, over which he presently has voting power. The Common Stock beneficially owned by Mr. Buckner includes 27,000 shares held by CDT Investments, LP, a limited partnership for which he is the sole member of the sole general partner.

(11)

Includes shares underlying presently exercisable stock options held by Mr. Conlon to purchase 50,000 shares. Includes 6,500 shares of unvested restricted Common Stock held by Mr. Conlon, over which he presently has voting power.

(12)

Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 70,000 shares. Includes 6,500 shares of unvested restricted Common Stock held by Mr. Huff, over which he presently has voting power.

(13)

Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 90,000 shares. Includes 6,500 shares of unvested restricted Common Stock held by Mr. Hunt, over which he presently has voting power.

(14)

Includes shares underlying presently exercisable stock options held by Ms. Thom to purchase 30,000 shares. Includes 6,500 shares of unvested restricted Common Stock held by Ms. Thom, over which she presently has voting power.

(15)

Includes shares underlying stock options, which are presently exercisable or become exercisable within 60 days, to purchase 5,211,650 shares of Common Stock. Does not include shares underlying stock options to purchase 730,500 shares held by such individuals that are not presently exercisable and will not become exercisable within 60 days. Includes an aggregate of 1,290,968 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Equity Compensation Plan Information

Equity compensation plan information as of December 31, 2016 follows:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,687,150	$20.68	1,784,452
Equity compensation plans not approved by security holders(2)	—	$—	—
Total	6,687,150	$20.68	1,784,452

(1)

The 2014 LTIP provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees (as defined in the 2014 LTIP), officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Compensation Committee of the Board of Directors, except that the Board has the same power as the Compensation Committee with respect to awards to directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan. In addition to the 2014 LTIP, this Plan category also includes the 2005 LTIP. In connection with the approval of the 2014 LTIP, the Board of Directors approved a resolution that no further options, restricted stock or other awards would be granted under any equity compensation plan, other than the 2014 LTIP. Options granted under the 2005 LTIP typically vested over one year for non-employee directors and three years for employees. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.

(2)

In connection with the April 20, 2017 closing of the merger of Patterson-UTI and Seventy Seven Energy Inc. (“SSE”), Patterson-UTI assumed the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan and changed the name of such plan to the Patterson-UTI Energy, Inc. Omnibus Incentive Plan (the “Assumed Plan”). The awards under the Assumed Plan, previously issued in the form of restricted stock units of SSE, will be settled in the form of shares of Patterson-UTI Common Stock based on the agreed exchange ratio of 1.7851 established in connection with the merger. As of April 20, 2017, awards with respect to a total of 505,551 shares of Patterson-UTI common stock were outstanding pursuant to the terms of the Assumed Plan. The Assumed Plan was adopted in connection with SSE’s plan of reorganization pursuant to Chapter 11 of the United States Code, and has not been approved by shareholders. No additional grants may be made pursuant to the Assumed Plan.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt and Ms. Thom, each of whom is independent within the meaning of applicable rules under the Exchange Act and within the meaning of the Nasdaq listing standards. The Board has determined that Messrs. Buckner and Huff and Ms. Thom are “audit committee financial experts” within the meaning of applicable SEC rules.

The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of: (i) financial reports and other financial information provided by Patterson-UTI to the public and government/regulatory bodies, (ii) Patterson-UTI’s system of internal control over financial reporting, and (iii) the annual independent audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting.

The Audit Committee’s role is one of review, and it recognizes that Patterson-UTI’s management is responsible for preparing Patterson-UTI’s consolidated financial statements and the independent auditors are responsible for auditing those financial statements. In fulfilling its review and oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments made by management, and the clarity of disclosures provided in the financial statements. The Audit Committee also discussed with management the basis for their assertion that Patterson-UTI maintained effective internal control over financial reporting as of December 31, 2016.

The Audit Committee discussed with Patterson-UTI’s independent registered public accounting firm (PricewaterhouseCoopers LLP) the overall scope and plans for their integrated audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their integrated audit, their evaluation of Patterson-UTI’s internal control over financial reporting and the overall quality of Patterson-UTI’s financial reporting. The Audit Committee also reviewed with PricewaterhouseCoopers LLP their judgments as to the quality, not just the acceptability, of Patterson-UTI’s accounting principles and discussed such other matters as are required by Auditing Standard 16.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding their independence, and their communications with the Audit Committee concerning independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements and management’s report on internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Audit Committee of the Board of Directors:

Charles O. Buckner, Chairman

Curtis W. Huff

Terry H. Hunt

Tiffany J. Thom

PricewaterhouseCoopers LLP Fees for Fiscal Years 2016 and 2015

In 2016 and 2015, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2016	Fees Incurred in Fiscal Year 2015
Audit fees	$1,775,000	$1,658,800
Audit-related fees	—	36,000
Tax fees	40,000	40,000
All other fees	1,919	1,919
Total	$1,816,919	$1,736,719

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Buckner approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2016 and 2015 consisting of the integrated audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting, and quarterly reviews of Patterson-UTI’s interim financial statements and the audits of certain subsidiaries. “Audit-related fees” for 2015 relate to the performance of certain agreed-upon procedures in connection with a bid for prospective work. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of an annual subscription fee to a software product. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Patterson-UTI during 2016 and Forms 5 and amendments thereto furnished to Patterson-UTI with respect to 2016, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by such officers, directors, and beneficial owners of more than 10 percent of a registered class of Patterson-UTI’s common stock were timely made. In February 2017, one Form 4 to reflect the exercise by Mr. Buckner of stock options was not timely filed due to a Patterson-UTI administrative error.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2018 Annual Meeting

Proposals or Director Nominations for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals or director nominations for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals or director nominations to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2018 annual meeting of stockholders, proposals or director nominations from stockholders must be received by Patterson-UTI no later than January 17, 2018, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.    In addition, Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement, please refer to “Election of Directors – Meetings and Committees of the Board of Directors.” For stockholder proposals to be properly brought before the 2017 annual meeting, by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2018 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than March 1, 2018 and not later than March 31, 2018; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 29, 2018, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,
•	the name and record address of the stockholder proposing such business,
•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	any material interest of the stockholder in such business, and
•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “Financial Reports” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Requests may also be made by calling Investor Relations at (281) 765-7100.

ANNEX A

PATTERSON-UTI ENERGY, INC.

2014 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective June 29, 2017)

Patterson-UTI Energy, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2014 Long-Term Incentive Plan, as amended and restated effective as of June 29, 2017 (the “Plan”).

1.PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.DEFINITIONS

2.1“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.3“Board” shall mean the board of directors of the Company.

2.4“Change of Control of the Company” shall mean the occurrence of any of the following:

i

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) of this Section 2.4, the following acquisitions shall not constitute a Change of Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.4; or

ii

Individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

iii

Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board, providing for such Business Combination.

2.5“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6“Committee” shall mean the Compensation Committee of the Board, consisting of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the Nasdaq Stock Market.

2.7“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code.

2.8“Director” shall mean a non-employee member of the Board.

2.9“Dividend Equivalents” shall have the meaning set forth in Section 12.6.

2.10“Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary.  Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

2.11“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.12“Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.  The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the Nasdaq Stock Market on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the Nasdaq Stock Market, on the principal national securities exchange on which the Company is listed, and if the Company is not then listed on the Nasdaq Stock Market or any national securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria.

2.13“Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

2.14“Limitations” shall have the meaning set forth in Section 10.5.

2.15“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.16“Other Stock Unit Award” shall have the meaning set forth in Section 8.1.

2.17“Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.18“Payee” shall have the meaning set forth in Section 13.1.

2.19“Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.

2.20“Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.21“Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.22“Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.23“Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.24“Prior Plans” shall mean, collectively, the Company’s Amended and Restated 1997 Long-Term Incentive Plan and the 2005 Long-Term Incentive Plan, as amended.

2.25“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate in its sole discretion.

2.26“Restriction Period” shall have the meaning set forth in Section 7.1.

2.27“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.28“Shares” shall mean the shares of common stock of the Company, par value $.01 per share.

2.29“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

2.30“Subsidiary” shall mean any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.31“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.32“Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

3.SHARES SUBJECT TO THE PLAN

3.1Number of Shares.  (a)  Subject to adjustment as provided in Section 12.2 and this Section 3.1, the total number of Shares authorized for grant under the Plan shall be 18,900,000.  Any Shares that are subject to Awards of Options or Stock Appreciation Rights, whether granted under the Prior Plans or under the Plan shall be counted against this limit as one (1) Share for every one (1) Share granted.  Any Shares that are subject to Awards other than Options or Stock Appreciation Rights awarded under the Prior Plans during the period commencing on January 1, 2014 and ending on April 17, 2014 shall be counted against this limit as one and 35 one-hundredths (1.35) Shares for every one (1) Share awarded.  Any Shares that are subject to Awards other than Options or Stock Appreciation Rights awarded under the Plan following April 17, 2014 shall be counted against this limit as two (2) Shares for every one (1) Share awarded.

(b)If any Shares subject to an Award or to an award under the Prior Plans are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plans is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 3.1(d) below.  Notwithstanding the foregoing, the following Shares shall not become available for grant under the Plan: (i) Shares subject to an Award are used to exercise Options, are not issued upon the settlement of a Stock Appreciation Right, or are withheld by the Company for income or employment taxes on exercise of an Option or Stock Appreciation Right or (ii) Shares repurchased on the open market with the proceeds of the Option exercise price.

(c)Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.  Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall only be made (i) until the last date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and (ii) to individuals who were not Employees or Directors prior to such acquisition or combination.

(d)Any Shares that again become available for grant pursuant to this Article shall be added back (x) as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Prior Plans or the Plan, (y) as one and thirty-five one hundredths (1.35) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights that were granted under Prior Plans during the period commencing on January 1, 2014 and ending on April 17, 2014 or (z) as two (2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights that were granted under the Plan or the Prior Plans following April 17, 2014.

3.2Character of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3Minimum Vesting for Awards. Subject to Section 12.1, all Awards shall provide for vesting based on employment or service which is at least one year from the date of grant, and there shall be no acceleration of vesting of an Award to vest more rapidly than one year from the date of grant, other than in the event of an earlier death, disability or retirement of the Participant or a Change of Control referred to in Article 11. Notwithstanding the foregoing, Awards with respect to up to five percent (5%) of the Shares authorized for grant pursuant to this Plan may be issued pursuant to Awards without regard to the limitations of this Section 3.3.

4.ELIGIBILITY AND ADMINISTRATION

4.1Eligibility.  Any Employee or Director shall be eligible to be selected as a Participant.

4.2Administration.  (a) The Plan shall be administered by the Committee.  The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to, in its sole discretion,: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to Section 8.1; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award (other than Options or Stock Appreciation Rights) will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.  Notwithstanding the foregoing, the Board shall have the same powers as the Committee with respect to Awards to Directors.

(b)Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.  A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(c)To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the Nasdaq Stock Market (or any other principal national securities exchange on which the Company is then listed), the Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not Directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or executive officers of the Company; provided, however, (i) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (ii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

5.OPTIONS

5.1Grant of Options.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan; provided that incentive stock options may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted by Section 422 of the Code and the regulations thereunder).  Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine in its sole discretion.

5.2Award Agreements.  All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan.  The terms of Options need not be the same with respect to each Participant.  Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option.  Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.  The Award Agreement also shall specify whether the Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

5.3Option Price.  Other than in connection with Substitute Awards or an adjustment in connection with Section 12.2, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option.

5.4Option Term.  The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

5.5Exercise of Options.  Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased.  Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing.  The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.  In no event may any Option granted hereunder be exercised for a fraction of a Share.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6Form of Settlement.  In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right to provide so after the time of grant.

5.7Vesting.  Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Article 11), Options shall vest over a period of not less than (i) one year from date of grant for Directors or (ii) three years from the date of grant for Employees; provided that, subject to the limitations set forth in Section 3.3, such vesting shall not be required for any grants to new hires or with respect to any Substitute Awards.  Subject to Section 3.3, Options may vest ratably over such vesting periods in any increments, including but not limited to annual increments, quarterly increments, monthly increments, or a combination thereof; provided, however, that such incremental vesting shall not be permitted prior to the first anniversary of the date of grant.  The vesting schedule shall be set forth in the Award Agreement.

5.8Incentive Stock Options.  The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code.  Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be granted under the Plan shall be the number of Shares authorized for grant under Section 3.1.

5.9No Repricing.  Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended without stockholder approval to (i) reduce the option price of outstanding Options, (ii) cancel outstanding Options in exchange for cash, other awards or Options with an option price that is less than the option price of the original Options, (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which they are listed or (iv) permit the grant of any Options that contains a so-called “reload” feature under which additional Options or other Awards are granted automatically to the Participant upon exercise of the original Option.

6.STOCK APPRECIATION RIGHTS

6.1Grant and Exercise.  The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan (“Tandem Stock Appreciation Right”), (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan, or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)Except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, the grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of one Share on such date of grant of the right.  Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant.

(b)Upon the exercise of a Stock Appreciation Right, payment shall be made in the sole discretion of the Committee in (i) whole Shares, (ii) cash or (iii) a combination of (i) or (ii).

(c)Any Tandem Stock Appreciation Right shall be granted at the same time as the related Option is granted.

(d)Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the option price at which Shares can be acquired pursuant to the Option.  In addition, (i) if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies, and (ii) no Tandem Stock Appreciation Right granted under the Plan to a person then subject to Section 16 of the Exchange Act shall be exercised during the first six months of its term for cash, except as provided in Article 11.

(e)Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised.

(f)The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(g)Subject to Section 12.2, a Freestanding Stock Appreciation Right shall have the same terms and conditions as Options, including (i) an exercise price not less than Fair Market Value on the date of grant, (ii) a term not greater than ten years, and (iii) not being exercisable before the expiration of (1) one year from the date of grant to a Director or (2) three years from the date of grant to an Employee, except for, subject to the limitations set forth in Section 3.3, grants to new hires or Substitute Awards, under circumstances contemplated by Article 11 or as may be set forth in an Award Agreement with respect to (x) retirement, death or disability of a Participant or (y) special circumstances determined by the Committee, such as the achievement of performance objectives.  Subject to Section 3.3, Stock Appreciation Rights may vest ratably over such vesting periods in any increments, including but not limited to annual increments, quarterly increments, monthly increments, or a combination thereof; provided, however, that such incremental vesting shall not be permitted prior to the first anniversary of the date of grant.  In addition to the foregoing, but subject to Section 12.2, the base amount of any Stock Appreciation Right shall not be reduced after the date of grant.

(h)The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

6.3No Repricing.  Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended without stockholder approval to (i) reduce the exercise price of outstanding Stock Appreciation Rights, (ii) cancel outstanding Stock Appreciation Rights in exchange for cash, other awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights (iii) take any other action with respect to the Stock Appreciation Rights that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which they are listed or (iv) permit the grant of any Stock Appreciation Rights that contains a so-called “reload” feature under which additional Stock Appreciation Rights or other Awards are granted automatically to the Participant upon exercise of the original Stock Appreciation Rights.

7.RESTRICTED STOCK AWARDS

7.1Grants.  Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation.  A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”).  The Committee has sole discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock.

7.2Award Agreements.  The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of Restricted Stock Awards need not be the same with respect to each Participant.

7.3Rights of Holders of Restricted Stock.  Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares unless otherwise provided in such Award Agreement; provided, however, that any Shares, any other property, or cash distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.

7.4Minimum Vesting Period.  Except for certain limited situations (including the death, disability or retirement of the Participant, or a Change of Control referred to in Article 11), or special circumstances determined by the Committee (such as the achievement of performance objectives) Restricted Stock Awards subject solely to continued employment restrictions of Employees shall have a Restriction Period of not less than three years from date of grant.  Subject to Section 3.3, Restricted Stock Awards may vest ratably over such vesting period in any increments, including but not limited to annual increments, quarterly increments, monthly increments, or a combination thereof; provided, however, that such incremental vesting shall not be permitted prior to the first anniversary of the date of grant.  Notwithstanding the foregoing, subject to the limitations set forth in Section 3.3, the provisions of this Section shall not be applicable to any grants to new hires, Substitute Awards or grants of Restricted Stock in payment of Performance Awards and other earned cash-based incentive compensation or grants to Directors.  Subject to the foregoing three-year minimum vesting requirement, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Section 162(m) of the Code, waive the forfeiture period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate in its sole discretion.  The maximum aggregate number of Shares with respect to which Restricted Stock Awards or Other Stock Units that are subject solely to continued employment or service restrictions of Employees or directors of the Company or any Subsidiary with a Restriction Period of less than three years from date of grant (but permitting pro rata vesting over such time) shall be five percent (5%) of the number of Shares authorized for grant under Section 3.1 (as such number may be adjusted as provided in Sections 3.1 and 12.2); provided that this limit shall not be applicable to any grants to new hires, Substitute Awards or grants of Restricted Stock in payment of Performance Awards and other earned cash-based incentive compensation or grants to Directors.  Any Restricted Stock Award or portion of such award that is subject to a Restriction Period of three years or more (notwithstanding the fact that a portion of such award may vest within three years of the date of grant due to pro rata vesting over the Restriction Period) or that meets the requirements of a Performance Award under Section 9 shall not be subject to the foregoing five-percent (5%) limitation.  Notwithstanding the foregoing, all Restricted Stock Awards are subject to the provisions set forth in Section 3.3.

7.5Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.OTHER STOCK UNIT AWARDS

8.1Grants.  Other Awards of units having a value equal to an identical number of Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, in addition to other Awards granted under the Plan.  Other Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

8.2Award Agreements.  The terms of Other Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of such Awards need not be the same with respect to each Participant.

8.3Vesting.  Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Article 11), Other Stock Unit Awards subject solely to continued employment restrictions of Employees shall be subject to restrictions imposed by the Committee for a period of not less than three years from date of grant.  Subject to Section 3.3, Other Stock Unit Awards may vest ratably over such vesting period in any increments, including but not limited to annual increments, quarterly increments, monthly increments, or a combination thereof; provided, however, that such incremental vesting shall not be permitted prior to the first anniversary of the date of grant.  Notwithstanding the foregoing, subject to the limitations set forth in Section 3.3, such restrictions shall not be applicable to any grants to new hires, any Substitute Awards, grants of Other Stock Unit Awards in payment of Performance Awards pursuant to Article 9 and other earned cash-based incentive compensation, or grants of Other Stock Unit Awards on a deferred basis.  The maximum aggregate number of Shares with respect to which Restricted Stock Awards or Other Stock Units that are subject solely to continued employment or service restrictions of Employees or directors of the Company or any Subsidiary with a Restriction Period of less than three years from date of grant (but permitting pro rata vesting over such time) shall be five percent (5%) of the number of Shares authorized for grant under Section 3.1 (as such number may be adjusted as provided in Sections 3.1 and 12.2); provided that this limit shall not be applicable to any grants to new hires, any Substitute Awards, grants of Other Stock Unit Awards in payment of Performance Awards pursuant to Article 9 and other earned cash-based incentive compensation, or grants of Other Stock Unit Awards on a deferred basis.  Any Other Stock Unit Award or portion of such award that is subject to a Restriction Period of three years or more (notwithstanding the fact that a portion of such award may vest within three years of the date of grant due to pro rata vesting over the Restriction Period) or that meets the requirements of a Performance Award under Section 9 shall not be subject to the foregoing five-percent (5%) limitation.  Notwithstanding the foregoing, all Other Stock Unit Awards are subject to the provisions set forth in Section 3.3.

8.4Payment.  Except as provided in Article 11 or as maybe provided in an Award Agreement, Other Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment.  Other Stock Unit Awards may be paid in a lump sum or in installments following the lapse of the restrictions applicable to such Awards, but, unless expressly provided in an Award Agreement, no later than 2½ months following the end of the calendar year in which such restrictions lapse, or in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.PERFORMANCE AWARDS

9.1Grants.  Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2Award Agreements.  The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award.  Performance Awards shall be subject to the vesting requirements as set forth in Section 3.3.  The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4Payment.  Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  Performance Awards may be paid in cash, Shares, or any combination thereof, in the sole discretion of the Committee at the time of payment.  Performance Awards may be paid in a lump sum or in installments, but, unless expressly provided in an Award Agreement, no later than 2½ months following the close of the calendar year that contains the end of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.5Performance Award Dividend Equivalents.  Subject to the provisions of the Plan and any Award Agreement, the Committee in its sole discretion may award currently or on a deferred basis, Dividend Equivalents with respect to the number of Shares covered by a Performance Unit or Performance Share Award, provided, that such Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or Units and shall provide that such Dividend Equivalents are subject to the same performance conditions as the underlying Award.

10.CODE SECTION 162(m) PROVISIONS

10.1Covered Employees.  Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2Performance Criteria.  If the Committee determines that a Restricted Stock Award, a Performance Award or an Other Stock Unit Award is subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: net sales; revenue growth; pre-tax income before allocation of corporate overhead and bonus; earnings per share; operating income, net income; division, group or corporate financial goals; return on stockholders’ equity; total stockholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation, depletion and amortization; economic value-added models; comparisons with various stock market indices; reductions in costs; cash flow, cash flow per share; return on invested capital, cash flow return on investment; improvement in or attainment of expense levels or working capital levels; cash margins; safety records; and rig utilization and rig count growth.  Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.  The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, infrequent and unusual items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles.  Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

10.3Adjustments.  Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances.

10.4Restrictions.  The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate in its sole discretion to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.5Limitations on Grants to Individual Participant.  Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any calendar year with respect to more than 1,000,000 Shares or (ii) Restricted Stock, Performance Awards denominated in Shares and/or Other Stock Unit Awards that are denominated in Shares in any calendar year with respect to more than 500,000 Shares (the “Limitations”).  In addition to the foregoing, the maximum dollar value payable to any Participant in respect of any calendar year with respect to Performance Awards denominated in cash is $5,000,000.  For the avoidance of doubt, any Award shall only be subject to one of the applicable per person limitations set forth in the previous two sentences.  If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.  Further, no Director may be granted during any calendar year Awards having a fair value determined on the date of grant when added to all cash compensation paid to the Director during the same calendar year in excess of $500,000.

11.CHANGE OF CONTROL PROVISIONS

Impact of Change of Control.  The terms of any Award may provide in the Award Agreement evidencing the Award that, upon a “Change of Control” of the Company, (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable, (b) that Options and Stock Appreciation Rights outstanding as of the date of the Change of Control may be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change of Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, (c) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock become free of all restrictions and limitations and become fully vested, (d) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed to the extent permitted under Section 409A of the Code, (e) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant to the extent permitted under Section 409A of the Code, and (f) such other additional benefits as the Committee deems appropriate in its sole discretion shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.  Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine.

12.GENERALLY APPLICABLE PROVISIONS

12.1Amendment and Termination of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable in its sole discretion, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the Nasdaq Stock Market (or any other principal national securities exchange on which the Company is listed) provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.9, (e) increase the maximum permissible term of any Option specified by Section 5.4, (f) amend any provision of Section 6.3 or (g) amend any provision of Section 10.5.  In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

12.2Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.  No adjustment or substitution pursuant to this Section 12.2 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

12.3Transferability of Awards.  Except as provided below, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a domestic relations order, as determined by the Committee, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative.  Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (i) for charitable donations; (ii) to the Participant’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of one or more of the Participants or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.  The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.  Notwithstanding the foregoing, no Incentive Stock Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Incentive Stock Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

12.4Termination of Employment.  The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.  The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5Deferral.  The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.  Such deferrals shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent.

12.6Dividend Equivalents.  Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion.  Dividend Equivalents may accrue but will not, in any event, be payable until the vesting conditions of the underlying Award have been met.  The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, Dividend Equivalents shall not be made part of any Options or Stock Appreciation Rights.

13.MISCELLANEOUS

13.1Tax Withholding.  The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan.  The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such minimum statutory withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes.  If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations.  The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

13.2Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason.  Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.  No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3Prospective Recipient.  The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument (in written or electronic form, in such manner as may be designated by the Committee) evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4Cancellation of Award.  Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant may be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion.

13.5Stop Transfer Orders.  All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable in its sole discretion under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company.  Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and non-qualified), welfare benefit plans or other employee benefit plans unless such plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

13.7Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.8Severability.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.9Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.10Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.11Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

13.12Effective Date of Plan; Termination of Plan.  The Plan was originally approved by the Company’s stockholders on April 17, 2014.  The Plan as amended and restated was approved by the Board on May 17, 2017 and by the Company's stockholders on June 29, 2017.  Awards may be granted under the Plan at any time and from time to time on or prior to June 29, 2027, on which date the Plan will expire except as to Awards then outstanding under the Plan.  Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.13Foreign Employees.  Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the Committee’s sole discretion, be necessary or desirable in order to recognize differences in local law or tax policy.  The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.14Section 409A of the Code.

(a)Awards made under the Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent.  No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code.  Notwithstanding anything in the Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b)Unless the Committee provides otherwise in an Award Agreement, each Other Stock Unit Award or Performance Unit (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code.  If the Committee determines that an Other Stock Unit Award or Performance Unit is intended to be subject to Section 409A of the Code, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.

(c)If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.

13.15Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.16Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an incentive stock option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

13.17Sarbanes Oxley Act and Clawback Policy.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.  Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any applicable clawback policy adopted by the Company whether before or after the date of grant of the Award.

13.18Indemnification. Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 4.2 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

PATTERSON-UTI ENERGY, INC. 10713 WEST SAM HOUSTON PARKWAY NORTH SUITE 800 HOUSTON, TX 77064

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Mark S. Siegel 02 Charles O. Buckner 03 Michael W. Conlon 04 William Andrew Hendricks, Jr.
05	Curtis W. Huff 06 Terry H. Hunt 07 Tiffany J. Thom
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2.	Approval of amendment and restatement of Patterson-UTI’s 2014 Long-Term Incentive Plan.						☐	☐	☐
3.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2017.						☐	☐	☐
4.	Approval of an advisory resolution on Patterson-UTI’s compensation of its named executive officers.						☐	☐	☐
The Board of Directors recommends you vote “ONE YEAR” on the following proposal:
5.	Advisory vote on the frequency of future advisory votes on executive compensation.					1 year ☐	2 years ☐	3 years ☐	Abstain ☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

PATTERSON-UTI ENERGY, INC.

Annual Meeting of Stockholders

June 29, 2017 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, William Andrew Hendricks, Jr. and John E. Vollmer III, and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Thursday, June 29, 2017, at 10:00 a.m., Central Time, via a live webcast at www.virtualshareholdermeeting.com/PTEN, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present.

The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR” the approval of the amendment and restatement of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive plan, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP, “FOR” the approval of the advisory resolution on executive compensation and “FOR” the approval, on an advisory basis, of a future advisory vote every year on executive compensation, as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies.

Continued and to be marked, dated and signed on reverse side